      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2000


                                                      REGISTRATION NO. 333-85683
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 5 TO


                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                              GLOBAL BRANDS, INC.


                 (Name of small business issuer in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                      2080
            (Primary standard industrial classification code number)

                                   13-3762562
                      (I.R.S. Employer Identification No.)

                                 1031 ROUTE 9W
                        UPPER GRANDVIEW, NEW YORK 10960
                                 (914) 358-1212
(Address and telephone number of principal executive offices and principal place of business)
                            ------------------------


                             DR. RALPH M. FERRANTE
                      Chairman and Chief Executive Officer
                              Global Brands, Inc.
                                 1031 Route 9W
                        Upper Grandview, New York 10960
                                 (914) 358-1212
           (Name, address and telephone number of agent for service)

                            ------------------------

                                    Copy to:

           HANK GRACIN, ESQ.                            STEVEN MORSE, ESQ.
          Lehman & Eilen LLP                            Lester Morse P.C.
50 Charles Lindbergh Blvd. - Suite 505           111 Great Neck Road, Suite 420
       Uniondale, New York 11553                   Great Neck, New York 11021
       Telephone: (516) 222-0888                   Telephone: (516) 487-1446
       Facsimile: (516) 222-0948                   Facsimile: (516) 487-1452

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                                     PROPOSED
      TITLE OF EACH CLASS OF                         PROPOSED         MAXIMUM
           SECURITIES TO                              MAXIMUM        AGGREGATE       AMOUNT OF
               BE                    AMOUNT TO      OFFERING PRICE   OFFERING       REGISTRATION
           REGISTERED              BE REGISTERED    PER SHARE(1)     PRICE(1)          FEE(5)
--------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share (2)                            1,495,000       $   6.25       $9,343,750      $ 2,597.56
--------------------------------------------------------------------------------------------------
Underwriter's Common Stock
  Warrants, each to purchase one
  share of Common Stock (3)              130,000          .0008           104.00              (4)
--------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share, issuable upon exercise
  of the Underwriter's Common
  Stock Warrants                         130,000        10.3125        1,340,625          372.69
--------------------------------------------------------------------------------------------------
Total Registration Fee                                                                $ 2,970.25
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.


(2) Assumes the Underwriter's over-allotment option to purchase up to 195,000 additional shares of Common Stock is exercised in full.

(3) Represents warrants to be issued by Global Brands to the Underwriter at the time of delivery and acceptance of the securities to be sold by Global Brands to the public hereunder.

(4) None, pursuant to Rule 457(g).

(5) Fees are calculated by multiplying the aggregate offering price by .000278.

(6) Previously paid $2,398.97. $571.28 has been paid with this filing.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 24, 2000


PROSPECTUS


                                     [LOGO]
                              GLOBAL BRANDS, INC.



                        1,300,000 SHARES OF COMMON STOCK



                            ------------------------

     We are offering 1,300,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares.



     We develop and sell premium beverage products utilizing our trademarks and other national brand programs.



                            ------------------------

     We have applied for quotation of our common stock on the Nasdaq Smallcap Market under the symbol "GLBR".



                            ------------------------

     AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 PRICE TO              UNDERWRITING             PROCEEDS TO
                                  PUBLIC                DISCOUNTS                 COMPANY
                              --------------------    --------------------    --------------------
Per Share..................        $     6.25               $   .625               $    5.625
Total......................        $8,125,000               $812,500               $7,312,500


     Three stockholders of Global Brands have granted the underwriters the right to purchase up to an additional 195,000 shares of common stock to cover over-allotments.


                            ------------------------
SOMERSET FINANCIAL GROUP, INC.                         SEABOARD SECURITIES, INC.
                            ------------------------
                                              , 2000

                                     [LOGO]
                                 GLOBAL BRANDS


                             BUILDING BETTER BRANDS


"SWISS NATURAL", "REACH FOR THE PEAK", "ULTRA PEAK", SWISS NATURAL ICY BERRY", SWISS NATURAL ICY CITRUS", SWISS NATURAL ICY MELONADE" and "SWISS NATURAL ICY COFFEE" are registered trademarks of Global Brands.

                               PROSPECTUS SUMMARY




     Our business strategy is to develop and market premium consumer products under brand names which are either our own registered trademarks or nationally recognized third-party trademarks.



     We are currently applying this branding strategy in the marketing and sale of premium beverage products in the alternative beverage category, which are also known as new age beverages. We have developed and sell premium new age beverages and juices under our Swiss Natural registered trademark using our Ultra PeakRegistered vitamin formula. We also have developed and sell premium new age beverages and juices under various nationally recognized brand names. In each case, we use third party distribution systems owned or designated by our clients to avoid the capital costs which are required to build our own national distribution system. In addition, all of our beverages are bottled in our proprietary glass bottles.



     We intend to expand our branding strategy for premium new age beverages by identifying additional nationally recognized brand names and trademarks under which beverage products can be marketed and sold. We may also apply our branding strategy to other premium consumer product categories outside of the beverage market and, to compliment our strategy, we may from time to time acquire or strategically partner with other companies in our target branding channels.


                                  THE OFFERING

Securities offered......................   1,300,000 shares of common stock.
Common stock outstanding before the
offering................................   2,591,708 shares.
Common stock to be outstanding after the
offering................................   3,891,708 shares. This figure excludes an aggregate
                                           of up to 2,006,267 shares of common stock issuable
                                           upon:
                                           *  exercise and/or conversion of all outstanding
                                           warrants and convertible securities and
                                           *  exercise of all underwriters' warrants to be
                                           issued
                                           in connection with this offering.
Proposed Nasdaq Smallcap Symbol.........   Common stock -- GLBR

     Unless otherwise indicated, all information in this prospectus assumes that the underwriters' overallotment option will not be exercised.

     Unless otherwise indicated, all information in this prospectus, including per share data and information relating to the number of shares issued and outstanding, has been adjusted to reflect a
1.5 for 1 reverse split of our common and preferred stock effected on October 1, 1999.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.




                            FOR NEW JERSEY RESIDENTS



     This offering may only be sold to residents of the State of New Jersey who are accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act of 1933. Natural persons must either have a net worth or joint net worth with that person's spouse, at the time of his purchase of at least $1,000,000 or individual net income in the last two years of at least $200,000 ($300,000 in the case of a joint income with that person's spouse) and a reasonable expectation of reaching the same income level in the current year. In the case of corporations and partnerships not formed for the specific purpose of acquiring the securities offered, the entity must have in excess of $5,000,000 total assets or all the equity owners must be accredited investors. Broker/dealers located in the State of New Jersey will be permitted to sell Global Brands' shares to accredited investors and non-accredited investors located outside of the State of New Jersey wherever such sales can be lawfully sold.

                           SUMMARY OF FINANCIAL DATA
                           FOR THE FISCAL YEARS ENDED
                    FEBRUARY 29, 2000 AND FEBRUARY 28, 1999



     The following summary financial data should be read in conjunction with Global Brands' financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The statement of operations data for the years ended February 29, 2000 and February 28, 1999 are derived from the financial statements of Global Brands that have been audited by Goldstein Golub Kessler LLP, independent certified public accountants.


                                                                  FISCAL YEAR ENDED
                                                           -------------------------------
                                                            FEBRUARY            FEBRUARY
                                                               29,                 28,
        STATEMENT OF OPERATIONS DATA:                         2000                1999
                                                           -----------         -----------
        Net sales.......................................   $ 3,799,795         $ 3,005,872
        Cost of sales...................................     2,493,499           2,001,701
                                                           -----------         -----------
          Gross profit..................................     1,306,296           1,004,171
                                                           -----------         -----------
        Expenses:
          General and administrative....................       890,155             842,231
          Selling and promotional.......................       449,746             502,652
          Product development...........................         2,590              30,895
                                                           -----------         -----------
        Total expenses..................................     1,342,491           1,375,778
                                                           -----------         -----------
        Loss Before Depreciation and Amortization, Other
          Income and Interest Expense...................       (36,195)           (371,607)
                                                           -----------         -----------

        Depreciation and Amortization...................       (40,189)            (28,826)
        Other income....................................        93,389              11,079
        Interest expense................................      (179,017)            (50,062)
                                                           -----------         -----------
        Net Loss........................................   $  (162,012)        $  (439,416)
                                                           -----------         -----------
                                                           -----------         -----------
        Loss per common share -- Basic..................   $     (0.05)        $     (0.12)
                                                           -----------         -----------
        Weighted average number of common shares
          outstanding -- Basic (3)......................     2,993,708(1)        3,797,708

                                                                  FISCAL YEAR ENDED
                                                           -------------------------------
                                                            FEBRUARY            FEBRUARY
                                                               29,                 28,
        STATEMENT OF OPERATIONS DATA:                         2000                1999
                                                           -----------         -----------
        Gross Sales.....................................   $ 3,878,441         $ 3,061,586
        Sales Returns and allowances....................       (78,646)            (55,714)
                                                           -----------         -----------
          Net sales.....................................   $ 3,799,795         $ 3,005,872
                                                           -----------         -----------
                                                           -----------         -----------

                                                                  FEBRUARY 29, 2000
                                                           -------------------------------
                                                                                   AS
        BALANCE SHEET DATA:                                  ACTUAL            ADJUSTED(2)
                                                           -----------         -----------
        Cash and cash equivalents.......................   $   115,143         $ 6,359,070
        Working capital (deficiency)....................    (1,212,921)          5,638,338
        Total assets....................................     1,553,149           7,411,442
        Total liabilities...............................     2,236,776           1,629,444
        Stockholders' (deficiency) equity...............      (683,627)          5,781,998

------------------

(1) Does not give effect to the conversion of any shares of the convertible preferred stock which were issued on June 30, 1999 and may be converted into 1,206,000 shares of common stock. Also does not give effect to the conversion of any convertible subordinated debentures.


(2) Gives effect to the sale of the 1,300,000 shares of common stock being offered hereby and anticipated application of the estimated net proceeds therefrom including the repayment of indebtedness and interest payable to a stockholder.


(3) Gives effect to the reverse stock split effective October 1, 1999.

                                                            FEBRUARY 29,         FEBRUARY 28,
        PERFORMANCE RATIOS                                    2000                  1999
                                                               ------              --------
        Return on Equity.................................        0.24                  0.84
        Return on Assets.................................       -0.10                 -0.33
        A/R turnover.....................................      *12.19                *12.68
        Inventory Turnover...............................      **5.41                **7.10
        Profit Margin on Sales...........................       34.38%                33.41%

------------------

  *Average Accounts Receivable computed by using month-end amounts.

 **Average Inventory computed by using month-end amounts.

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes thereto.


GLOBAL BRANDS HAS INCURRED LOSSES FROM INCEPTION AND MAY NEVER GENERATE SUBSTANTIAL PROFITS,
IF ANY AT ALL.



     For each fiscal year since our inception in April 1993, Global Brands has generated net losses. We may never generate substantial profits, if any at all. Global Brands had an accumulated deficit of $2,736,437 as of February 29, 2000. We can provide no assurances that our operations will be profitable in the future.


WE MAY NEED ADDITIONAL CAPITAL AND MAY NOT BE ABLE TO OBTAIN IT.

     We believe that the proceeds from this offering together with our current cash balances and anticipated cash to be generated from operations will be sufficient to meet our expected operating and capital requirements for at least one year. However, we may need to raise additional funds in order to support further expansion, meet competitive pressures, or respond to unanticipated requirements. We cannot assure you that additional financing will be available if needed on terms favorable to us.

WE HAVE LIMITED WORKING CAPITAL AND MAY ENCOUNTER FUTURE LIQUIDITY PROBLEMS.


     We have historically had limited working capital. We had a working capital deficiency of $1,212,921 at February 29, 2000. While we expect the proceeds of this offering to provide us with sufficient working capital, there is no assurance that future operations will not encounter capital resource and liquidity problems.


THE LOSS OF SBARRO, INC. AS A CUSTOMER WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.


     We currently sell our private label beverages only to Sbarro, Inc., a nationwide chain of restaurants. The loss of Sbarro, Inc. as a customer would have a material adverse effect on our business. We also depend significantly upon the revenue derived from the sale of our beverages to Dunkin' Donuts franchisees and several major independent distributors and retail outlets. Our agreements with Sbarro and Dunkin' Donuts do not require them to purchase any specified quantity of products from us. Although we consider our relationship with each of these customers to be good, either of them could decide not to purchase our beverages.


THE LOSS OF ANY OF OUR THIRD-PARTY SUPPLIERS OR SERVICE PROVIDERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL RESULTS.

     We rely on third parties to produce our beverages, to produce our glass bottles and to bottle our beverages. The loss of our third-party suppliers or service providers could have a material adverse effect on our operations and financial results.

THE LOSS OF OUR THIRD PARTY BEVERAGE DISTRIBUTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL RESULTS.


     We depend on customer-owned or customer-designated distributors and other third-party distributors to distribute our Swiss Natural label beverages. The loss of our third party beverage distributors could have a material adverse effect on our operations and financial results. Most of our distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. The loss of one or more of our distributors could have a significant negative effect on the sales of our Swiss Natural label beverages.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH OUR COMPETITORS, MANY OF WHOM HAVE BEEN IN EXISTENCE LONGER THAN US, HAVE A MORE ESTABLISHED MARKET PRESENCE AND HAVE SUBSTANTIALLY GREATER RESOURCES THAN US, WE WILL NOT BE ABLE TO INCREASE REVENUES OR GENERATE PROFITS.


     Our ability to increase revenues and generate profitability is directly related to our ability to compete effectively with our competitors. We face intense competition from other beverage companies producing similar products, including Snapple, Fruitopia, Ocean Spray, Arizona, Mistic and various other lesser known brands. Increased competition could diminish our ability to be profitable or result in loss of market share and damage the Swiss Natural brand. Many of our competitors are larger, better established and have greater financial, marketing and distribution resources than us. These greater resources permit our competitors to implement extensive advertising and promotional programs which we have not been, and will not be, able to match.


IF WE ARE NOT ABLE TO RETAIN OUR CHIEF EXECUTIVE OFFICER, IT WILL BE MORE DIFFICULT FOR US TO MANAGE OUR OPERATIONS AND OUR OPERATING PERFORMANCE WOULD SUFFER.


     The success of our business is greatly dependent upon the active involvement of our Chief Executive Officer, Dr. Ralph Ferrante, who is responsible for the development of the formulas used to manufacture our products. The loss of the services of Dr. Ferrante would materially and adversely affect our business and prospects. We have secured $1,000,000 of key man life insurance on Dr. Ferrante.


IF OUR COMPETITORS MISAPPROPRIATE OUR UNPATENTED PROPRIETARY KNOW-HOW, TRADE DRESS AND TRADE SECRETS IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.


     If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how it could materially and adversely affect our business. We rely primarily on unpatented proprietary know-how in the production of our beverages, as well as on confidentiality agreements with the companies that produce our beverages and with our employees.


     We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our proprietary rights, trade dress or trade secrets.

ANY DECREASE IN THE SUPPLY OF FRUIT JUICES OR INCREASE IN THE PRICES OF FRUIT JUICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

     We depend upon an uninterrupted supply of fruit juices from the fruit of apple trees and orange trees. Any decrease in the supply of these fruit juices or increase in the prices of these fruit juices as a result of any adverse weather conditions, pests or fungal disease could have a material adverse effect on our business and results of operations. Apple and orange trees may become damaged, diseased or destroyed as a result of any adverse weather conditions, pests or fungal disease. Additionally, there are types of controllable fungal diseases that can affect fruit production although not fatal to the trees themselves. These types of fungal diseases are generally controllable with fungicides. However, we can't be sure that such control measures will continue to be effective.

STOCKHOLDERS MAY NOT BE ABLE TO RE-SELL THEIR STOCK OR MAY HAVE TO SELL AT PRICES SUBSTANTIALLY LOWER THAN THE PRICE THEY PAID FOR IT.

     Prior to this offering, you could not buy or sell our common stock publicly. Although the initial public offering price was determined based on several factors, the market price after the offering may vary from the initial offering price. As a result, stockholders may not be able to re-sell their stock or may have to sell at prices substantially lower than the price they paid for it. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of the common stock, as well as the price that holders may achieve upon any future sale.


BECAUSE IT MAY BE DIFFICULT TO EFFECT A CHANGE IN CONTROL OF GLOBAL BRANDS WITHOUT CURRENT MANAGEMENT'S CONSENT, MANAGEMENT MAY BE ENTRENCHED EVEN THOUGH STOCKHOLDERS MAY BELIEVE OTHER MANAGEMENT MAY BE BETTER AND A POTENTIAL SUITOR WHO OTHERWISE MIGHT BE WILLING TO PAY A PREMIUM TO ACQUIRE GLOBAL BRANDS MAY DECIDE NOT TO ATTEMPT AN ACQUISITION.



     Upon consummation of this offering, Dr. Ralph M. Ferrante, the Chairman and Chief Executive Officer of Global Brands, and Herbert Paul, the President and Chief Financial Officer of Global Brands, together with trusts owned by their respective family members, will hold approximately 38% and 10%, respectively, of our outstanding voting stock, including our convertible preferred stock which carries rights to vote with the common stock on a one-vote-per-share basis. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Global Brands and entrenching current management even though stockholders may believe other management may be better. In addition, the issuance of a poison-pill or another large block of preferred stock with voting rights could have the effect of delaying, deferring or preventing a change in control of Global Brands. Potential suitors who otherwise might be willing to pay a premium to acquire Global Brands may decide not to try to acquire us because it may be difficult to effect a change in control of Global Brands without current management's consent. If Messrs. Ferrante and Paul and their family members act together, they are likely to have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs.


FUTURE SALES OF COMMON STOCK MAY CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DROP.


     Future sales of shares of common stock by Global Brands and/or its stockholders could cause the market price of the common stock to drop. After this offering, we will have outstanding 3,891,708 shares of common stock. We have reserved an additional 2,006,267 shares of common stock for issuance pursuant to outstanding convertible securities, preferred stock and warrants. All of the shares of common stock to be sold in this offering will be freely tradeable without restriction or further registration under the federal securities laws. Assuming the underwriters' over-allotment option is exercised in full, the remaining shares of outstanding common stock, representing approximately 62% of the outstanding common stock upon completion of this offering, will be "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares.


YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     The initial public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of common stock. Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $4.78 per share, or 76%, in the net tangible book value of the common stock from the expected initial public offering price. If the outstanding options and warrants to purchase shares of common stock are exercised, there would be further dilution.



REPRESENTATIVE'S INFLUENCE ON GLOBAL BRANDS


     We have an underwriting agreement with Somerset Financial Group which provides for Somerset to be retained as our financial consultant and to have the right to designate a non-voting advisor to our board of directors for a period of two years from the date of this prospectus. During such two-year period, the underwriting agreement also provides Somerset with the right to introduce possible acquisitions, mergers and consolidations to us for our evaluation. As a result of the foregoing, Somerset may have an influence on the decision making of our board of directors after the offering. Further, Somerset, through its anticipated sales of securities to Somerset's own customers in this offering and intended market making activities, may exert a dominating influence on the market, if one develops, for our securities. Such market making activities may be discontinued at any time. The price and liquidity of our securities may be significantly affected by the degree, if any, of Somerset's participation in such market.

INEXPERIENCE OF THE REPRESENTATIVE

     This is the first public offering underwritten by Somerset Financial Group. We can provide no assurance that Somerset's inexperience as managing underwriter of public offerings will not adversely affect this offering, the subsequent development of a trading market, if any, or the liquidity of our securities.

                           FORWARD LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS


     The primary purposes of this offering are to obtain additional capital, create a public market for the common stock, and facilitate future access to public markets. The net proceeds to us from the sale of our common stock are estimated to be approximately $6,465,625 after deducting underwriters' compensation and other estimated offering expenses totaling $1,659,375. We intend to use the net proceeds as follows:


                                                                                  PERCENTAGE OF
                                                                NET PROCEEDS      NET PROCEEDS
                                                                ------------      -------------
    Purchase of additional inventory........................     $  699,000           10.81%
    Purchase of vending and refrigeration equipment.........        650,000           10.05%
    Purchase of manufacturing and distribution equipment,
      and/or other related strategic acquisitions...........      2,100,000           32.48%
    Repayment and retirement of outstanding note and
      interest to A. Donald McCulloch, Jr. and Carolyn B.
      McCulloch, both of whom are stockholders of Global
      Brands, and one of whom is a former director..........        325,005            5.03%
    Marketing and promotion.................................        520,000            8.04%
    New product research and development....................        200,000            3.09%
    E-commerce and business-to-business distribution and
      marketing.............................................        250,000            3.87%
    New client selling and collateral materials.............        350,000            5.41%
    General corporate purposes, including working capital...      1,371,620           21.22%
                                                                 ----------          -------
         Total..............................................     $6,465,625          100.00%
                                                                 ----------          -------
                                                                 ----------          -------


     Management will have broad discretion in the use of proceeds allocated to general corporate purposes. In this regard, we may use up to $757,500 of the general purpose proceeds to retire those convertible debentures due February 2001 which are not converted into common stock and, as such, may place such funds in a segregated account for the benefit of those convertible debenture holders who execute 12-month lock-up agreements regarding the shares of common stock issuable upon the conversion of these debentures.



     Our indebtedness to A. Donald McCulloch, Jr. and Carolyn B. McCulloch as of February 29, 2000 is evidenced by two promissory notes, one in the principal amount of $152,500, which bears interest at the rate of 12% per annum, and represents the outstanding principal amount of the original obligation, and the other in the principal amount of $169,455, which represents accrued interest on the original obligation, and is non-interest bearing. Both promissory notes to the McCullochs mature upon the earlier to occur of:


     * December 31, 2000;


     * ten days after the receipt of funds by us of the proceeds of an initial public offering of our common stock



     * the sale of all or substantially all of our assets



     Pending the above uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY


     We have not declared or paid any cash dividends on our common stock since our inception and do not expect to pay any cash dividends on its common stock in the foreseeable future. Holders of shares of our Series A Preferred Stock are entitled to receive a quarterly dividend commencing on June 1, 2001 accruing from March 1, 2001, of two ($0.02) cents per share prior to any other class of stock receiving any dividends, and to participate in dividends declared and paid on the common stock, on an "as-converted" basis. We currently intend to retain future earnings, if any, after paying the dividend on the preferred stock, to finance the expansion of our business.


                                 CAPITALIZATION


     The following table sets forth the capitalization of Global Brands as of February 29, 2000: (1) on an actual basis, and (2) as adjusted to reflect the receipt by Global Brands of the estimated net proceeds from the sale of our 1,300,000 shares of common stock offered hereby (after deducting the estimated offering expenses and underwriter' compensation). The information described in the following table assumes that none of the convertible subordinated debentures of Global Brands have been converted. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.


                                                                      FEBRUARY 29, 2000
                                                                -----------------------------
                                                                                 AS ADJUSTED
                                                                                  TO REFLECT
                                                                                 NET PROCEEDS
                                                                  ACTUAL         OF OFFERING
                                                                -----------      ------------
    Convertible Subordinated Debentures.....................    $   757,500      $    757,500
                                                                -----------      ------------
    Compensation Payable....................................        101,092           101,092
                                                                -----------      ------------
    Preferred Stock, $.01 par value, 3,000,000 shares
      authorized; Series A Convertible Preferred Stock,
      1,206,000 shares issued and outstanding (actual and as
      adjusted).............................................         12,060            12,060
    Common Stock, $.01 par value, 20,000,000 shares
      authorized, 2,591,708 shares issued and outstanding
      actual; 3,891,708 shares outstanding, as adjusted.....         25,917            38,917
    Additional paid in capital..............................      2,014,833         8,467,458
    Accumulated Deficit.....................................     (2,736,437)       (2,736,437)
                                                                -----------      ------------
    Stockholders' equity (deficiency).......................       (683,627)        5,781,998
                                                                -----------      ------------
    Total capitalization....................................    $   174,965      $  6,640,590
                                                                -----------      ------------
                                                                -----------      ------------

                                    DILUTION


     The net tangible book value of Global Brands as of February 29, 2000 was a negative $1,133,038, or a negative $.44 per share. "Net tangible book value per share" is determined by dividing the number of outstanding shares of common stock into the net tangible book value of Global Brands (total tangible assets less total liabilities). Assuming the sale by Global Brands of the 1,300,000 shares of common stock offered hereby at a price of $6.25 for one share, the net tangible book value of Global Brands as of February 29, 2000 would have been approximately $5,718,221 or $1.47 per share. This represents an immediate increase in net tangible book value of $6,851,259 to existing stockholders and an immediate dilution of $4.78 per share, 76%, to new investors purchasing shares at the initial public offering price of $6.25 per share. The following table illustrates the per share dilution:


    Assumed initial public offering price per share.................                $ 6.25
      Net tangible negative book value per share as of February 29,
         2000.......................................................     $(.44)
      Increase in net tangible book value per share attributable to
         new investors..............................................      1.91
                                                                         -----
    Net tangible book value per share after the offering............                  1.47
                                                                                    ------
    Dilution per share to new investors.............................                $ 4.78
                                                                                    ------
                                                                                    ------


     The following table summarizes as of February 29, 2000 the number of shares of capital stock, including Series A Preferred Stock purchased from Global Brands and the average cash price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering at an initial public offering price of $6.25 per share, before deducting the underwriters' compensation and other estimated offering expenses:


                                                      SHARES PURCHASED          TOTAL CONSIDERATION
                                                    ---------------------     -----------------------
                                                     NUMBER       PERCENT       AMOUNT        PERCENT
                                                    ---------     -------     -----------     -------
Existing stockholders.............................  3,797,708        74%      $ 2,052,810        20%
New investors.....................................  1,300,000        26         8,125,000        80
                                                    ---------       ---       -----------       ---
Total.............................................  5,097,708       100%      $10,177,810       100%
                                                    ---------       ---       -----------       ---
                                                    ---------       ---       -----------       ---


     The sale by Messrs. Ferrante, Paul and Brescio of 195,000 shares of common stock upon exercise in full of the underwriters' over-allotment option will reduce the percentage of common stock held by existing stockholders to 62% of the total number of shares of common stock to be outstanding upon consummation of this offering and will increase the percentage of common stock held by new investors to 38% of the total number of shares of common stock to be outstanding upon consummation of this offering. See "Principal Stockholders."


     The foregoing discussion and table exclude:


     * the 130,000 shares of common stock issuable upon exercise of the 130,000 underwriters' common stock purchase warrants to be issued in connection with this offering;


     * 500,000 additional shares of common stock reserved for issuance under the 1999 Stock Option Plan;

     * 165,267 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of approximately $2.24 per share; and

     * 505,000 shares of common stock issuable upon conversion of the $757,500 aggregate principal amount of convertible debentures presently outstanding.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of the financial condition and results of operations of Global Brands also should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

  FISCAL YEAR 2000 ENDED FEBRUARY 29, 2000 COMPARED TO FISCAL YEAR 1999 ENDED
                               FEBRUARY 28, 1999.



     Global Brands' net loss for the year ended February 29, 2000 was $(162,012) as compared to ($439,416) for the year ended February 28, 1999 and loss before depreciation and amortization, other income and interest expense was ($36,195) for the year ended February 29, 2000 as compared to ($371,607) for the year ended February 28, 1999. The decrease in net loss and loss before depreciation and amortization, other income and interest expense was primarily due to an increase in net sales and a decrease in expenses. Net sales for the year ended February 29, 2000 increased approximately 26% from those of the year ended February 28, 1999. The increase in sales is attributable to the addition of new customers, the sale of new products such as orange and apple juice, and increased sales of private label beverages in new territories. Cost of sales as a percentage of sales and gross profit remained relatively constant for both periods and was approximately 66% and 34%, respectively. Included in the cost of sales are all raw materials to produce our 16 oz. and 12 oz. products. These costs include flavoring, glass, trays, labels, partitions, bottling and packing fee. Also included are freight charges to ship all raw materials to our production facility. Expenses for the year ended February 29, 2000 decreased approximately 2% as compared to the prior year primarily as a result of the fact that there was a decrease in wages, selling and promotional expense and to a lesser extent product development expenses. Other income increased as compared with that of the prior year. Interest expense increased $128,955 as compared with that of the prior year as a result of an increase in corporate debt.




LIQUIDITY AND CAPITAL RESOURCES.


     At February 29, 2000, Global Brands had cash and cash equivalents of $115,143 as compared to $530,729 at February 28, 1999. The decrease in cash and cash equivalents during the twelve month period ended February 29, 2000 is due to $404,416 of cash used in operating activities and, to a lesser extent, $141,660 of cash used in investing activity partially offset by $130,490 of cash provided by financing activities. Cash provided by financing activities during the twelve month period ended February 29, 2000 consisted of proceeds from a bank line of credit issued to Global Brands less amounts utilized to pay deferred offering costs and payments made on notes to stockholders. Cash used in investing activities during the twelve month period ended February 29, 2000 consisted of payments made to purchase property and equipment.



     Based upon its current operating plan, Global Brands anticipates that the net proceeds of this offering, together with cash generated from operations, will be sufficient to satisfy its future liquidity requirements for at least the next 12 months. However, the ability of Global Brands to meet future liquidity needs is directly related to its sales volume and the costs associated with the development and marketing of its products. It is anticipated that a portion of the proceeds of this offering will be used to purchase refrigeration equipment and vending equipment to be used by our customers to hold and display our products. It is anticipated that this will be an ongoing expense which will adversely affect Global Brands' cash flow. Furthermore, Global Brands may have the on-going expense of making interest payments to any holder of its convertible debentures who does not convert its debenture into shares of common stock. Since Global Brands does not currently have any outside sources of financing, except a line of credit, all of these expenses will have to be paid for either out of the proceeds of this offering or cash generated from operations.


                                    BUSINESS


OUR BUSINESS STRATEGY



     Our business strategy consists of the following elements:



     * Expand core business. Our current core business can be increased within the list of current clients, and with expanded utilization of the Swiss Natural brand.



     * New franchise business. We recognize that our ability to successfully implement proven proprietary label programs with well-known established franchise brands enhances our ability to expand to new clients.

     * Enter new brand categories. We recognize the growth opportunity in acquiring the rights to use familiar corporate, trade and brand names and logos from third parties to expand revenues.

     * Enter new product categories. In addition to our current core business and brand beverage programs we will continue to explore strategic new product categories.

     * Pursue strategic acquisitions and alliances. We intend to identify opportunistic acquisitions of related businesses which will enhance our ability to develop and grow our branding strategy. We may effect these acquisitions with cash, stock or a combination of cash and stock.

     * Exploit our operating efficiencies. We believe our current infrastructure and low-overhead operating methods can accommodate significant growth without a proportionate increase in our operating and administrative expenses, thereby increasing our operating margins.

     * Expand our management team. We intend to expand our current Board of Directors with new key members and create an industry advisory board to assist us with the growth and implementation of our strategic plan.



OUR COMPANY



     We were incorporated under the laws of the State of Delaware in April 1993. We changed our name from Swiss Natural Foods, Inc. to Swiss Natural Brands, Inc. on October 1, 1999 and from Swiss Natural Brands, Inc. to Global Brands, Inc. on April 12, 2000. Our principal office is located at 1031 Route 9W, Upper Grandview, New York 10960, and our telephone number at that location is (914) 358-1212.


INDUSTRY OVERVIEW


     Our business competes in the alternative beverage category of the beverage industry, which are also known as new age beverages.



     Alternative beverages consist of fruit juices, fruit drinks that are not 100% juice, sparkling and still water, ready-to-drink teas, sports drinks and natural soda. From 1992 to 1999, the alternative beverage market has experienced significant growth, with volumes tripling, from 480 million cases to 1.5 billion cases, according to the Beverage Digest Fact Book. In 1999, the Beverage Digest Fact Book indicated that the volume of the alternative beverage market grew to approximately 1.5 billion cases. Nonetheless, alternative beverages currently remain only a small portion of the entire beverage market, which, in the opinion of management, provides significant opportunity for future growth.



     In general, the segments of the alternative beverage category in which Swiss Natural label beverages compete enjoyed strong growth in 1999. According to information published in the Beverage Digest Fact Book 2000, the fruit juice and fruit juice drink segment grew from 555 million cases sold in 1998 to 595 million cases sold in 1999, and the ready to-drink tea segment grew from 400 million cases sold in 1998 to 430 million cases sold in 1999.


     The alternative age beverage category generally consists of products classified as "premium", more specialized goods, and to a lesser extent, "non-premium", lower-margin, generic or more mainstream products. Premium beverage products typically command higher prices and higher margins for the brand owner, the distributor and the retailer than other beverages because of the following:

     * Higher Quality Ingredients. Premium beverage ingredients are positioned to be higher quality and usually do not include preservatives.

     * Distribution. The primary distribution channels for premium beverages are convenience stores and other small retail outlets. These locations usually sell premium beverages in single refrigerated cold servings instead of at room temperature in larger containers.


     * Packaging and Marketing. Packaging is a key differentiation in the single-serve market and critical to building a premium image. Marketing premium beverages relies heavily on product innovation, unique advertising and availability.

OUR BUSINESS


     We market and sell a variety of premium beverages, including fruit drinks, ready-to-drink teas and 100% juice products under both our proprietary Swiss Natural trademark and private label brands. A significant portion of our business consists of sales of six flavored beverages, including one diet beverage and two 100% juice products under a private label beverage program developed by us for Sbarro Inc. Under the Swiss Natural brand, we market and distribute vitamin-fortified flavored beverages and two 100% juice products, including three diet beverages. One of our larger customers for our Swiss Natural brand products are Dunkin' Donuts franchisees. Our sales to the Dunkin' Donuts franchisees, as well as to Sbarro Inc., each represent at least 10% of our total overall revenues.


     Prior to March 1996, our revenues were derived solely from the sale of our Swiss Natural labeled beverages. At present we sell our beverages under a private label in almost all Sbarro franchise restaurants including many Sbarro restaurants located outside the United States. Our line of beverages is the only authorized bottled soft drink of its kind to be sold in the Sbarro restaurants. In January 1998, we renewed our agreement with Sbarro granting us a right of first refusal to be the exclusive supplier of Sbarro private label beverages for a three year period of time. We have agreed, as long as we are supplying beverages to Sbarro, to refrain from developing a private label program for any other company which sells pizza as its primary source of revenue.


     Sbarro is a major customer of ours and we depend significantly upon the sale of our beverages to Sbarro. At the request of Sbarro, we began production of two 100% juice products to be supplied to Sbarro under the private label program. We have been advised that the two 100% juice products supplied by Global Brands have replaced all other juices currently being sold by the Sbarro franchise restaurants and are the only authorized 100% juice products sold by such franchise restaurants.



     In February 1998, we began to supply our juice and other beverage products on a trial basis to approximately 22 Dunkin' Donut franchisees which are supplied from the Mid-Atlantic Dunkin' Donut regional distribution center. On March 29, 1999 we executed a three year agreement with this Dunkin' Donuts regional distribution center which designates our Swiss Natural label beverages as authorized beverages for the region, which includes approximately 900 Dunkin' Donuts franchisees. We currently supply approximately 200 Dunkin' Donuts franchisees with our Swiss Natural label beverages. In February 2000, Swiss Natural labeled beverages were approved for distribution through the South East regional distribution center of Dunkin' Donuts. Sales to the South East region began in March 2000. In March 2000, Swiss Natural labeled beverages were approved for distribution through the Mid-West regional distribution center of Dunkin' Donuts. Sales to the Mid-West region began in April 2000. The Dunkin' Donut franchisees, however, may purchase bottled beverage products from any supplier that they choose. Our revenues have increased as a result of the sales of our beverages to the Dunkin' Donut franchisees.



     We are currently in contract negotiations with an additional fast food franchise to be the sole and exclusive supplier of tea and fruit drinks to all franchises for a proprietary labeled line of beverages.



     We also utilize multiple independent distributors to sell Swiss Natural labeled beverages. In March of 2000 we were approved for distribution by one of the largest independent distributors servicing approximately 4,000 pizza stores in the North East to distribute and sell the entire line of Swiss Natural labeled beverages. Our independent distributors sell Swiss Natural label beverages to food service accounts, convenience stores, delicatessens, pizza restaurants, golf courses, hotels, schools, cafeterias, fitness clubs and a variety of other outlets which sell beverages. In March 1997, we executed a letter of understanding with Ritter/Sysco Food Services, Inc., a division of Sysco, a national food service distributor for distribution of our beverages to food service customers receiving our beverages within a 100 mile radius of Columbus Circle, New York, New York.



     During the fiscal year ended February 29, 2000, our Swiss Natural brand sales totaled $1,184,249 compared to $628,194 for the prior fiscal year. This represents an increase of approximately 89%. Sales of our Swiss Natural brands carry a significantly higher gross profit percentage than our private label products. Gross profit percentage on Swiss Natural brand sales range by accounts from approximately 33% to 56%. Sales of private label beverages totaled $2,694,192 for the fiscal year ended February 29, 2000 compared to $2,433,392 for the prior fiscal year. This represents an increase of approximately 11%. Gross profit percentage on sales of private label beverages ranges from approximately 28% to 31%.



     During the fiscal year ended February 28, 1999, the five largest distributors of Swiss Natural label beverages purchased approximately 76% of the case sales of our Swiss Natural label beverages (approximately 19% of the case sales of all of our beverages including our private label beverages), each purchasing in excess of approximately 9% of the case sales of Swiss Natural label beverages, with none of the distributors accounting for more than approximately 30% of our sales of Swiss Natural label beverages. During the fiscal year ended February 29, 2000, the five largest distributors of Swiss Natural label beverages purchased approximately 77% of the case sales of our Swiss Natural label beverages (approximately 27% of the case sales of all of our beverages including our private label beverages), each purchasing in excess of approximately 3% of the case sales of Swiss Natural label beverages. No one distributor accounted for more than approximately 44% of our sales of Swiss Natural label beverages sold in such fiscal year.



OUR INTERNET STRATEGY



     We have initiated the development of an e-commerce plan which we expect will increase direct distribution to customers and retailers utilizing the Internet and a company website. In connection with our Internet distribution initiative, we are developing new packaging concepts for our products which we believe will help to promote our retail and business-to-business sales over the Internet, as well as increase the efficiency and lower the cost of our distribution systems. We have purchased several web-site names, are interviewing web-site developers and estimate that the site will be operational in 2000.


OUR PRODUCTS


     We currently sell nine (9) naturally flavored beverages under the trademarks Swiss Natural Icy Berry, Swiss Natural Diet Icy Berry, Swiss Natural Icy Citrus, Swiss Natural Icy Melonade, Swiss Natural Lemon Icy Tea, Swiss Natural Diet Icy Tea With Lemon, Swiss Natural Raspberry Icy Tea, Swiss Natural Peach Icy Tea and Swiss Natural Diet Peach Icy Tea. In addition, we sell a 100% orange juice product and a 100% apple juice product under the Swiss Natural label. The Swiss Natural Diet Icy Berry, Diet Peach Icy Tea and Diet Icy Tea With Lemon were introduced to attract customers who are calorie conscious. We also sell six naturally flavored beverages, a 100% orange juice product and a 100% apple juice product under our private label program. All of our beverages are made utilizing natural flavors and juices and none contain preservatives or artificial colors. In addition, the beverages sold under the Swiss Natural label are fortified with our "Ultrapeak(R) " vitamin formula, a specific combination of vitamins. Our beverages have a shelf life of approximately nine (9) months and typically are sold to consumers within sixty to ninety days of their production.


RAW MATERIALS

     We procure our bottles, water, juice products, apple and orange juice concentrates, high fructose corn syrup, citric acid, our vitamin formulation and other designated ingredients used in our proprietary beverages from various suppliers which then supply our independent bottling company. Each of these ingredients is readily available from several alternative suppliers.

     We purchase our proprietary flavor bases from an independent flavor supplier. We are the sole owner of the service formulae used in connection with the production and manufacture of our beverages. If for any reason our flavor supplier were to cease to supply the flavor bases used in our proprietary service formula to us, we believe we would be able to secure an alternate source of supply.

PRODUCTION

     All of our Swiss Natural label and private label beverages are currently manufactured and bottled by an independent bottling company. We have recently reached a multi-year production agreement with our current bottling facility. In accordance with our arrangement with our current bottling facility, they are to provide basic raw materials for our beverages such as water, while we provide a flavor base, together with our Ultrapeak(R) vitamin formula. Our finished product is then manufactured in accordance with our specifications in distinctive glass bottles supplied by us utilizing our specified labels on such bottles. We purchase our labels from an independent label manufacturer. We place orders for finished goods with the bottler on a monthly basis based upon our best estimates of our future needs prior to our receipt of orders from distributors. We monitor the production of our beverages to assure adherence to production procedures and quality standards. In addition, some of our suppliers have entered into confidentiality agreements to protect our trade secrets. We have not experienced any significant returns or incidents of product spoilage which we believe is due to the nature of our customers and their ability to move product quickly.


     We have an arrangement with an independent storage company for the storage of all of our finished goods inventory. Inasmuch as neither we nor a majority of our customers own or operate any trucking companies, we utilize third-party trucking services to deliver product to our customers.



     All of our tea and fruit beverages, including both the Swiss Natural label and the private label beverages, are currently sold in our proprietary 16 ounce and 12 ounce, single serve, wide-mouth glass container, which has a distinctive and unique shape designed to stimulate consumer interest and create brand recognition. We use a private mold for the production of such glass containers and we purchase these containers from an independent third party glass manufacturer. The glass manufacturer does not have a written supply agreement with us. We are researching and developing the use of other packaging containers, such as plastic containers and aluminum cans, to expand the distribution of our brand. We plan to use the new types of packaging in additional distribution channels including electronic commerce.


TRADEMARKS AND COPYRIGHTS

     We have obtained registered trademarks to protect the name "Swiss Natural(R) " and the slogan "Reach For The Peak(R) " used in selling our beverages. We have also obtained registered trademarks for the marks "Swiss Natural Icy Berry(R) ", "Swiss Natural Icy Citrus(R) ", "Swiss Natural Icy Melonade(R) ", "Swiss Natural Icy Coffee(R) " and for "Swiss Natural Icy Tea(R) ", and "Ultra Peak(R) ", the name of our vitamin formula. We use a private mold for the production of our proprietary glass container. As to our beverage formulations, we rely on the unpatented know-how of our Chief Executive Officer and the confidentiality agreements with our flavor manufacturer, our bottling company and our employees.

COMPETITION

     Competition in the beverage industry is intense. We face competition from other beverage companies providing similar products such as Snapple, Fruitopia, Ocean Spray, Arizona and Mistic and various other lesser known brands. We also face competition from other beverage companies providing other beverages. Many of our competitors, including the dominant brands named above, are better established and have greater financial resources than us. We believe that the quality of our beverages, distribution strategy, private label business, competitive prices and profit margins will enable us to compete with these companies.

SALES AND MARKETING STRATEGY

     Our marketing strategy is to create a consumer awareness of our brand in our targeted markets as well as to increase our client base of private label customers. The core marketing campaign theme of our Swiss Natural label beverages has been and will be centered around our "Reach For The Peak(R) " registered trademark. We also emphasize the fact that our products provide great taste with enhanced nutritional benefits and utilize no artificial coloring or preservatives. We also promote the fact that our products contain natural ingredients.


     To date, we have focused our marketing efforts mainly in the New York metropolitan area. Following the consummation of this offering, we intend to further market our Swiss Natural label beverages in other regions of the United States such as the Northeast, the Southeast, the Mid-Atlantic and the West Coast and to increase our sales to private label customers.


     Our sales strategy has been to provide a superior product at an advantageous profit margin for both the distributor and retailer. This strategy enables us to secure a degree of market acceptance and distribution capability generating repeat sales with minimal expense for advertising. In addition, we have offered, from time to time, sales allowances and/or discounts to distributors based upon their performance. Our sales strategy has not included the use of consignment sales. In order to increase our sales volume, we intend to expend additional capital for an expanded sales force and enhanced promotional material.

GOVERNMENT REGULATION

     The production and sale of our beverages are subject to the rules and regulations of various federal, state and local food and health agencies, including the U.S. Food and Drug Administration. The FDA also regulates the labeling of containers including, without limitation, statements concerning product ingredients.


     We are also subject to various federal, state and local environmental laws and regulations that limit the discharge, storage, handling and disposal of a variety of substances and by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Administration Act, as well as similar state laws and regulations. We believe that we comply in all material respects with these laws or regulations, although we cannot assure that future compliance with such laws or regulations will not have a material adverse effect on our results of operations or financial condition. We did not incur any significant costs in the fiscal year ended February 29, 2000 to comply with environmental laws.


EMPLOYEES AND CONSULTANTS


     Our chief executive officer and chief financial officer are also directors and stockholders of our company. We presently employ three other people at our executive offices on a full time basis, none of whom has a written employment agreement with us. Two of the other employees are engaged in sales and marketing and one employee is a certified public accountant who performs accounting services. Our chief executive officer devotes his full business time to our business, and our chief financial officer devotes a majority of his business time to our business. Our chief financial officer, an attorney and certified public accountant, is engaged in the practice of law. In addition, from time to time we engage sales consultants to assist us in expanding the sales and distribution of our products.



     We do not currently have any contingent forms of compensation for our officers and directors, including any pension, retirement, stock appreciation, or other compensation plan other than our 1999 Stock Option Plan. However, we anticipate that we will institute such other forms of compensation in the future.


     We have never had a work stoppage and our employees are not represented by any collective bargaining unit. We consider our relations with our employees to be good. Our future success will depend, in part, on our ability to continue to attract, integrate, retain and motivate highly qualified sales and managerial personnel for whom competition is intense.

SLOTTING FEES

     For us to achieve placement of our products in certain supermarket chains and individual supermarket stores, it may sometimes be necessary for us to purchase shelf space by paying slotting fees. Typically, supermarket chains and prominent local supermarkets impose these charges as a one time payment before the products are permitted in the store or chain. Slotting fees are less frequently imposed by other types of retail outlets such as individual convenience stores and delicatessens. The fees are negotiated on an individual basis.

MARKETING AND PROMOTION


     We intend to position Swiss Natural label beverages as a brand name synonymous with products of superior quality and nutritional benefit with great taste. To date, we have used a limited amount of point of sale promotion material, and we previously utilized some radio advertisements.


     We believe that increased marketing expenditures may be necessary in order to increase sales volume. During the current fiscal year, marketing expense is budgeted at approximately three percent (3%) of Swiss Natural label beverage net sales. On an ongoing basis we anticipate our marketing budget to be approximately six percent (6%) to eight percent (8%) percent of the Swiss Natural label beverage net sales. In addition, we anticipate a continuation of our discount policy to distributors, which may result in higher promotional expenses.

LEGAL PROCEEDINGS


     We are not a party to any legal proceedings. However, from time to time we may be subject to legal proceedings and claims in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure by us of significant financial and managerial resources.


FACILITIES


     Our executive and administrative office is located in approximately 1,250 square feet of office space located at 1031 Route 9W, Upper Grandview, New York. Global Brands does not pay rent for the use of this office space. The office space is owned by Dr. Ralph M. Ferrante, our Chairman and Chief Executive Officer. We are currently seeking new office space to occupy as a primary site of executive operations and it anticipates moving its corporate headquarters to the State of New Jersey. We have no other office facilities.


                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS


     Set forth below is certain information regarding our directors and executive officers.


                  NAME                      AGE                      POSITION
-----------------------------------------   ---    --------------------------------------------
Dr. Ralph M. Ferrante....................   45     Chief Executive Officer, Chairman of the
                                                     Board and Secretary
Herbert M. Paul..........................   64     Chief Financial Officer, President,
                                                     Assistant Secretary and Director
James P. McCann..........................   41     Director
Kenneth D. Greenblatt....................   53     Director -- Nominee
Donald L. Antle..........................   60     Director -- Nominee


     DR. RALPH M. FERRANTE has been our Chief Executive Officer, Chairman of the Board of Directors and Secretary since 1993. From 1982 to 1992, he was the Executive Vice President of Ferrante Enterprises, Inc., a real estate development company which he co-founded. From 1981 to 1985, he was a practicing chiropractor at the Rockland Health Center. Dr. Ferrante has a Doctor of Chiropractic degree from New York Chiropractic College and a BBA degree from Pace University.



     HERBERT M. PAUL is a certified public accountant and an attorney and has been our Chief Financial Officer, President, Assistant Secretary and a Director since 1993. Since 1981, Mr. Paul has been the managing partner of Herbert Paul, P.C., a law firm specializing in business and tax matters. Prior to 1981, he was a senior partner at Touche Ross & Co., an international accounting firm which was the predecessor to Deloitte & Touche. Mr. Paul has been a trustee and a professor at New York University as well as a member of various professional committees. Mr. Paul has an MBA degree from the New York University Graduate School of Business, an LLM degree from the New York University Graduate School of Law, a JD degree from Harvard Law School and a BBA degree from Baruch College. Mr. Paul is listed in Who's Who in Finance & Industry, Who's Who in American Law and Who's Who in America.



     JAMES P. MCCANN is a First Vice President at Prudential Securities. He had been a First Vice President at Paine Webber since 1994, where he was directly responsible for the management of in excess of $240 million of funds. Mr. McCann's responsibilities include fixed income management and equity investments for clients. Mr. McCann was employed by Paine Webber in 1981 when he graduated from Manhattan College with a B.B.A. degree. Mr. McCann has been a director of Global Brands since March 1, 1999.


     KENNETH D. GREENBLATT was employed from 1968 to 1981 at Gilbert Frank Corporation, a privately held textile company where he became President in 1976. In 1981 Gilbert Frank Corporation was purchased by Guilford Mills Incorporated, a public company where Mr. Greenblatt served as Chairman of the Gilbert Frank division until 1987. In 1987 Mr. Greenblatt founded Waverly Converting Inc. a textile company which was purchased by Missbrenner, Inc. where Mr. Greenblatt served as President until 1997. From 1997 to the present, Mr. Greenblatt has been Chairman of the Board of Kenneth John Productions, a Broadway production company which has produced 17 shows winning 23 Tony awards since 1981. Mr. Greenblatt has a BBA degree in Finance from the University of Miami. Mr. Greenblatt is a member of the Presidents Council of the University of Miami, and serves on the Board of Directors of the Helen Hayes Theater.


     DONALD L. ANTLE has since 1987 been founder and President of Antle Enterprises a private beverage industry consulting firm specializing in company sales, mergers and acquisitions, corporate financing, industry expert witness, and new product introductions. Mr. Antle began his beverage career in 1958 with the Seven-Up Bottling Company in Colorado. In 1962 he joined the Dr Pepper Company as a zone manager, in 1964 he became Division manager, and then in 1973 became Vice President of Franchise at the Dr. Pepper Company. In 1982 Mr. Antle became President of Premier Beverages, which marketed the Welch's soft drink brand. Mr. Antle has a BBA degree from the University of Colorado.


BOARD OF DIRECTORS


     Directors are elected at the annual meeting of our stockholders to hold office for a designated period not to exceed one year or until their successors are elected and qualified. Officers serve at the discretion of the Board. Directors may receive such compensation for their services as is fixed from time to time by resolution of the Board.


DIRECTOR'S COMPENSATION


     Directors currently receive no compensation for their service as such. We anticipate granting no more than an aggregate of 20,000 options to purchase shares of common stock at the initial public offering price to our outside directors as compensation for their services as directors. We do reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.


COMPENSATION OF OFFICERS AND KEY EMPLOYEES


     Each of our officers has agreed to forego payment for all services performed by them on our behalf during the period from our inception until February 28, 1995 pursuant to agreements between us and each of our officers. However, such officers, as well as two of our employees, one of whom is no longer with us, were owed money for services performed for us during the fiscal year ended February 29, 1996 and a portion of the fiscal year ended February 28, 1997. In February, 1998, Dr. Ferrante, Mr. Paul and Mr. Brescio canceled all indebtedness owed to them by us, including all indebtedness for compensation owed to them by us, in exchange for shares of common stock. At that time, we owed $601,737, $152,819 and $93,419 to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. Accordingly, in exchange for the cancellation of indebtedness, we issued 353,653, 89,815 and 54,904 additional shares of our common stock to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. At present, the only indebtedness of ours remaining for accrued and unpaid compensation is to a former employee and stockholder in the amount of $101,092.



     We have entered into an employment agreement with Dr. Ralph M. Ferrante pursuant to which Dr. Ferrante has agreed to continue to serve as our Chief Executive Officer until February 28, 2002. Dr. Ferrante's employment agreement provides that for the year ended February 29, 2000 he will receive a base salary of $168,000 per annum, a $13,000 payment for medical insurance, a $10,000 payment for life insurance and a $7,200 car allowance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's base salary, a $13,000 payment for medical insurance, a $12,000 payment for life insurance and a car allowance of $9,600.



     Herbert Paul has agreed to continue to serve as our President and Chief Financial Officer. We have also entered into a consulting agreement with Mr. Paul until February 28, 2002. Mr. Paul's consulting agreement provides that for the year ended February 29, 2000 he will receive consulting fees of $99,750 per annum, a $4,750 allocation for medical insurance and a $4,750 allocation for life insurance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's consulting fees and a continuation of the allocations for medical and life insurances.


SUMMARY OF COMPENSATION


     The following Summary Compensation Table sets forth information concerning compensation earned in the three fiscal years ended February 28, 1998, February 28, 1999 and February 29, 2000, by our Chief Executive Officer and President (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                       -----------------------------------------------
                                                                                AWARDS
                                    ANNUAL COMPENSATION                ------------------------         PAYOUTS
                      -----------------------------------------------  RESTRICTED  SECURITIES    ---------------------
      NAME AND        FISCAL YEAR                        OTHER ANNUAL  STOCK       UNDERLYING    LTIP     ALL OTHER
      PRINCIPAL         ENDED          SALARY    BONUS   COMPENSATION  AWARD(S)    OPTIONS/SARS  PAYOUTS  COMPENSATION
      POSITION        FEBRUARY 28(29)    ($)      ($)       ($)         ($)          (#)         ($)         ($)
--------------------- ---------------  -------  -------  ------------  ----------  ------------  -------  ------------
Dr. Ralph Ferrante...       2000       168,000    --          7,200      --          --           --         23,000
Chairman of the             1999       160,000    --          7,200      --          --           --         --
  Board and Chief           1998       140,000    --          7,200      --          --           --         --
  Executive Officer
Herbert Paul.........       2000         --       --        109,250      --          --           --         --
  President and Chief       1999         --       --         99,750      --          --           --         --
  Financial Officer         1998         --       --         87,083      --          --           --         --

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


     As permitted pursuant to the corporate law of the State of Delaware, our state of incorporation, the Certificate of Incorporation requires that we indemnify its directors and officers against certain liabilities and expenses incurred in their service in such capacities to the fullest extent permitted by applicable law. These provisions would provide indemnification for liabilities arising under the federal securities laws to the extent that such indemnification is found to be enforceable under, and to be in accordance with applicable law. Additionally, we have entered into an indemnity agreement with each director and officer which generally provides that they are indemnified with respect to actions taken in good faith. Furthermore, the personal liability of the directors is limited as provided in our Certificate of Incorporation.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                      GLOBAL BRANDS 1999 STOCK OPTION PLAN



     The Global Brands 1999 Stock Option Plan was ratified and approved by our Board of Directors on June 30, 1999. The 1999 Stock Option Plan is intended to promote our long term financial interests and growth by providing employees, officers, directors, and consultants with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, us and to acquire a proprietary interest in our long-term success; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.


GENERAL


     The 1999 Stock Option Plan provides for the granting of awards to such officers, other employees, consultants and directors of our company and its affiliates as the Board of Directors may select from time to time. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Stock Option Plan.


     If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for the awards under the 1999 Stock Option Plan.

     In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under 1999 Stock Option Plan, then the compensation committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards, (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code.

ADMINISTRATION


     The 1999 Stock Option Plan will be administered by the compensation committee. The compensation committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the 1999 Stock Option Plan, to administer the 1999 Stock Option Plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the 1999 Stock Option Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting Global Brands or the financial statements of Global Brands (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the 1999 Stock Option Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 1999 Stock Option Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the 1999 Stock Option Plan.

AWARDS UNDER THE 1999 STOCK OPTION PLAN


     No options have been granted under the 1999 Stock Option Plan. Unless otherwise determined by the compensation committee, options granted pursuant to the 1999 Stock Option Plan will become exercisable ratably over three years commencing on the first anniversary of the date of grant, but in no event may an option be exercised more than 10 years following the date of its grant. The purchase price per share payable upon the exercise of an option will be established by the compensation committee; provided, however, that incentive stock options may not have an exercise price less than the fair market value of a share of common stock on the date of the grant. The option exercise price is payable by any one of the following methods or a combination thereof:


     * in cash or by personal check, certified check, bank cashier's check or wire transfer;
     * in shares of common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or
     * by such other method as the compensation committee may from time to time authorize.

     The compensation committee also has the authority to specify, at the time of grant or, with respect to options that are not intended to qualify as incentive stock options ("non-qualified stock options"), at or after the time of grant, that a participant shall be granted a new non-qualified stock option (a "reload option") for a number of shares of common stock equal to the number of shares of common stock surrendered by the participant upon exercise of all or a part of an option in the manner described above, subject to the availability of common stock under the 1999 Stock Option Plan at the time of such exercise; provided, however, that no reload option shall be granted to a non-employee director. Reload options shall be subject to such conditions as may be specified by the compensation committee in its discretion, subject to the terms of the 1999 Stock Option Plan.

EMPLOYMENT ARRANGEMENTS


     Ferrante Employment Agreement. We have entered into an employment agreement with Dr. Ralph M. Ferrante pursuant to which Dr. Ferrante has agreed to continue to serve as our Chief Executive Officer until February 28, 2002. Dr. Ferrante's employment agreement provides that for the year ended February 29, 2000 he will receive a base salary of $168,000 per annum, a $13,000 payment for medical insurance, a $10,000 payment for life insurance and a $7,200 car allowance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's base salary, a $13,000 payment for medical insurance, a $12,000 payment for life insurance and a car allowance of $9,600.



     Paul Consulting Agreement. Herbert Paul has agreed to continue to serve as our President and Chief Financial Officer. We have also entered into a consulting agreement with Mr. Paul until February 28, 2002. Mr. Paul's consulting agreement provides that for the year ended February 29, 2000 he will receive consulting fees of $99,750 per annum, a $4,750 allocation for medical insurance and a $4,750 allocation for life insurance; and that for each of the fiscal years ended February 28, 2001 and February 28, 2002 he will receive a ten percent increase from the previous year's consulting fees and a continuation of the allocation for medical and life insurances.


                              CERTAIN TRANSACTIONS


     We utilize approximately 1,250 square feet of office space for our corporate headquarters in a facility owned by Dr. Ferrante, our Chairman of the Board, Chief Executive Officer and principal stockholder. We do not pay rent for the use of our corporate headquarters. We do not have any written agreement with respect to such arrangement.



     As of February 1, 1999, we owed an aggregate amount of $455,527 to A. Donald and Carolyn B. McCulloch, Jr. for loans made by them to us in order to fund our operations. Mr. McCulloch is a former director and stockholder of our company. In February 1999, we paid the McCullochs $75,000 out of the proceeds received by us from a private placement of convertible debentures. In addition, two of our employees paid the McCullochs $95,000 in exchange for the transfer to such employees of

49,341 shares of our common stock owned by the McCullochs. The McCullochs also forgave $95,000 due to them by us and released us from certain negative covenants.



     The aggregate indebtedness owed by us to the McCullochs as of February 29, 2000 is $325,005, inclusive of accrued interest. The indebtedness is evidenced by two promissory notes, one in the principal amount of $152,500, which bears interest at a rate of 12% per annum, and represents the outstanding principal amount of the original obligation, plus accrued interest of $3,050 and the other in the amount of $169,455 which represents accrued interest on the original promissory note and is non-interest bearing. Both promissory notes to the McCullochs mature on the earlier to occur of:


     * December 31, 2000;


     * ten days after our receipt of the proceeds of an initial public offering; or

     * the sale of all or substantially all of our assets.



     We will use a portion of the proceeds of this offering to repay such amount plus all accrued interest thereon.


OTHER TRANSACTIONS


     Dr. Ferrante was previously owed an aggregate of $180,888 by us for compensation due to him on account of services performed for us. As of February 28, 1998 Dr. Ferrante exchanged this indebtedness owed to him by us for 106,311 newly issued shares of common stock.



     Dr. Ferrante was previously owed an aggregate of $420,849 by us for loans made by him to fund our operations. As of February 28, 1998 Dr. Ferrante exchanged this indebtedness owed to him by us for 247,342 newly issued shares of common stock.



     Mr. Paul was previously owed an aggregate of $102,599 by us for compensation due to him on account of services performed for us. As of February 28, 1998 Mr. Paul exchanged this indebtedness owed to him by us for 60,299 newly issued shares of common stock.



     Mr. Paul was also previously owed an aggregate of $50,220 by us for loans made by him to fund our operations. As of February 28, 1998 Mr. Paul exchanged this indebtedness owed to him by us for 29,516 newly issued shares of common stock.



     Mr. Brescio was previously owed an aggregate of $93,419 by us for compensation due to him on account of services performed for us as an employee. As of February 28, 1998 Mr. Brescio exchanged this indebtedness owed to him by us for 54,904 newly issued shares of common stock.



     Effective June 30, 1999, Messrs. Ferrante, Paul and Brescio exchanged 1,206,000 shares of common stock of Global Brands owned by them for 1,206,000 shares of Series A Preferred Stock. See "Description of Capital Stock -Preferred Stock" for a more detailed description of the terms of such preferred stock.



     During the years ended February 28, 1999 and February 29, 2000, we paid $80,000 and $30,000, respectively, in legal fees to Leslie Marlow, Esq., formerly an associate at Rosenman & Colin LLP and the daughter of Mr. Paul.


OUR POLICY


     We believe that each of the foregoing transactions has been on terms no less favorable to us than those that could have been obtained from unaffiliated parties. It is our intent that, in the future, transactions with affiliated parties will be approved by a majority of our disinterested directors or otherwise as permitted by applicable law. Any such future transactions are expected to be on terms no less favorable to us than could be obtained from unaffiliated parties.


                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information known to Global Brands with respect to beneficial ownership of our common stock as of the date of this prospectus by

     * each stockholder known by us to be the beneficial owner of more than 5% of our common stock;


     * each director of Global Brands;

     * the Named Executive Officers; and
     * all executive officers and directors as a group.


     Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. We assume that the underwriter's over-allotment option will not be exercised. In event the underwriter's over-allotment option is exercised, Messrs. Ferrante, Paul and Brescio will hold 740,123 shares, 144,418 shares and 100,195 shares, respectively, after the offering, which in percentage terms is equal to 19.0%, 3.7% and 2.6%, respectively, of the then outstanding shares. The table does not give effect to 111,667 shares of common stock purchasable by Mr. Rolls upon the exercise of warrants or the 20,000 shares of common stock issuable upon the conversion of the convertible debentures held by Mr. McCann. In addition, Mario V. Ferrante has granted to Ralph M. Ferrante the right to vote his shares of common stock. Ralph M. Ferrante disclaims beneficial ownership of these shares and the shares of common stock owned by Mario V. Ferrante have not been included in Ralph M. Ferrante's share ownership.


                                                    SHARES BENEFICIALLY
                                                       OWNED PRIOR TO           SHARES BENEFICIALLY
                                                          OFFERING              OWNED AFTER OFFERING
                NAME AND ADDRESS                   ----------------------      ----------------------
              OF BENEFICIAL OWNER                   NUMBER        PERCENT       NUMBER        PERCENT
------------------------------------------------   ---------      -------      ---------      -------

Ralph M. Ferrante...............................     878,573       33.9%         878,573       22.6%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960
Herbert M. Paul.................................     179,518        6.9%         179,518        4.6%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960
A. Donald & Carolyn B. McCulloch, Jr............     345,825       13.3%         345,825        8.9%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960
Ernest Rolls....................................     223,334        8.6%         223,334        5.7%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960
Ronald Brescio..................................     121,645        4.7%         121,645        3.1%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960
James P. McCann.................................           0          0%               0          0%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960
Mario V. Ferrante...............................     184,411        7.1%         184,411        4.7%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960
All directors and executive officers as a group
  (3 persons)...................................   1,058,091       40.8%       1,058,091       27.2%

     The following table sets forth information known to us with respect to beneficial ownership of our Series A Preferred Stock as of the date of this prospectus by



     * each stockholder known by us to be the beneficial owner of more than 5% of our Series A Preferred Stock;



     * each director of Global Brands;


     * the Named Executive Officers; and

     * all executive officers and directors as a group.


     Except as otherwise indicated, Global Brands believes that the beneficial owners of Series A Preferred Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                                    SHARES BENEFICIALLY
                                                       OWNED PRIOR TO           SHARES BENEFICIALLY
                                                          OFFERING              OWNED AFTER OFFERING
                NAME AND ADDRESS                   ----------------------      ----------------------
              OF BENEFICIAL OWNER                   NUMBER        PERCENT       NUMBER        PERCENT
------------------------------------------------   ---------      -------      ---------      -------
Ralph M. Ferrante...............................     849,867       70.5%         849,867       70.5%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Herbert M. Paul.................................     238,463       19.8%         238,463       19.8%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

Ronald Brescio..................................     117,670        9.7%         117,670        9.7%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

James P. McCann.................................           0          0%               0          0%
c/o Global Brands, Inc.
1031 Route 9W
Upper Grandview, NY 10960

All directors and executive officers as a group
  (3 persons)...................................   1,088,330       90.3%       1,088,330       90.3%

                          DESCRIPTION OF CAPITAL STOCK
GENERAL


     The authorized common stock of Global Brands consists of 20,000,000 shares, par value $.01 per share. The authorized preferred stock of Global Brands consists of 3,000,000 shares, par value $.01 per share. The 2,591,708 currently outstanding shares of Global Brands common stock are owned by approximately 70 holders of record. Upon consummation of this offering, 3,891,708 shares of common stock will be issued and outstanding. An additional 130,000 shares of common stock will be outstanding if the 130,000 underwriter's common stock purchase warrants are exercised in full. An additional 1,206,000 shares of common stock will be outstanding upon conversion of all outstanding shares of the Series A Preferred Stock. The foregoing description of the capital stock excludes shares of common stock issuable upon exercise of the outstanding warrants and upon exercise of the $757,500 aggregate principal amount of the convertible debentures.



     On October 1, 1999, Global Brands effected a 1.5-for-1 reverse stock split of its common and preferred stock. Unless otherwise indicated, all information in this prospectus has been adjusted to reflect this split.

COMMON STOCK


     Voting Rights. Each holder of common stock outstanding is entitled to one vote per share on all matters submitted to a vote of Global Brands' stockholders, including the election of directors. Holders do not have cumulative voting rights in connection with the election of directors or any other matter.



     Any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if Global Brands receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit Dr. Ferrante and Mr. Paul to take action regarding matters without providing other stockholders the opportunity to voice dissenting views or raise other matters.



     Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of Global Brands, whether voluntary or involuntary, holders of the common stock are entitled to share ratably in all assets remaining after payment of the debts and other liabilities of Global Brands.



     Dividends, distributions and stock splits. Each share of common stock will have an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors out of funds legally available therefor. Global Brands does not anticipate paying cash dividends in the foreseeable future.



     Other provisions. The holders of common stock are not entitled to preemptive rights. There are no redemption or sinking fund provisions applicable to the common stock. Several of our principal stockholders have rights of first refusal with respect to the transfer and sale by other stockholders of shares of Global Brands' common stock.


PREFERRED STOCK

     Messrs. Ferrante, Paul and Brescio have exchanged 1,206,000 shares of common stock owned by them for 1,206,000 shares of Series A Preferred Stock ("Series A Preferred"), a newly issued series of preferred stock. The Series A Preferred is non-redeemable, assignable and carries rights to vote with the common stock on a one-vote-per-share basis. The Series A Preferred is convertible into common stock, at the option of the holder, at any time after the earliest to occur of:


     * the first fiscal year of Global Brands or any trailing twelve (12) month period in which Global Brands' financial statements show earnings before interest, taxes, charges resulting from stock, debenture or stock option issuances and underwriter's consulting fees have equaled or exceeded $750,000;

     * the date on which the closing price of the common stock of Global Brands as reported by the NASDAQ system or its successor, or any national securities exchange on which such stock is listed (or if not so reported, the average of the closing bid and asked prices as furnished by two members of the NASD selected by Global Brands for that purpose) is equal to or greater than ten dollars ($10.00) per share;

     * the closing date of any acquisition of all or a portion of the equity securities of Global Brands, the acquisition of all or a portion of Global Brands' assets, the merger of Global Brands with or into another entity regardless of whether Global Brands is the surviving entity, or any additional equity financing by Global Brands;

     * two (2) years after the closing date of this offering; or

     * June 30, 2000 if the closing of this offering and the closing of the sale of the over-allotment shares hereunder have not occurred prior to such date.



     The Series A Preferred shall pay a quarterly dividend of two cents ($0.02) per share commencing June 1, 2001, accruing from March 1, 2001 prior to any other class of stock receiving any dividends, and to participate in dividends declared and paid on the common stock, on an "as-converted"basis. In addition, the Series A Preferred will upon liquidation participate pari passu with the common stock, on an "as-converted" basis. The holders of the Series A Preferred shares shall be protected against dilution of their interest in the common stock into which their shares are convertible upon the occurrence of certain events. If the holders of the Series A Preferred do not receive their quarterly dividends on a timely basis, the amount of such dividend shall accrue and shall be paid in full prior to the payment of any dividends to the holders of common stock.



     If and to the extent that the shares of common stock issuable upon conversion of the Series A Preferred are not includable in a registration statement on the form to be utilized by Global Brands, then, commencing one year after the closing of this offering, at the request of the holders thereof, delivered to Global Brands, Global Brands will prepare and file, at its own expense, one (1) registration statement on such form as required, to enable such holders to resell shares of common stock acquired upon the conversion of the Series A Preferred.


UNDERWRITERS' WARRANTS


     At the closing of this offering, Global Brands will sell to the underwriters stock warrants to purchase 130,000 shares of common stock at an aggregate purchase price of $100. The underwriters' stock warrants will be exercisable to purchase one share of common stock at a price equal to $10.3125 per share at any time during the four-year period commencing one year from the effective date of this prospectus. The underwriters' stock warrants expire on
          .


OTHER WARRANTS AND OPTIONS


     Global Brands has issued 165,267 warrants to purchase 165,267 shares of common stock at a price of $2.24 per share. Of such warrants, 111,667 are issued to one of the principal stockholders listed in the table set forth under Principal Stockholders.



     All of the warrants previously issued by Global Brands are exercisable at any time prior to the earlier to occur of (a) June 14, 2002 or (b) the date which is ten days after the date on which Global Brands mails to the holder of the warrant a copy of a preliminary prospectus included in a registration statement which has been filed with the Securities and Exchange Commission for the registration of Global Brands' common stock under the Securities Act of 1933, as amended. The warrants are exercisable at a price of $2.24 per share, subject to adjustment to prevent dilution in certain circumstances.



     For the life of the warrant, the holders thereof are given the opportunity to profit from a rise in the market price of Global Brands' common stock, which exercise at the time of such rise may result in a dilution of the interests of other stockholders. Global Brands may find it more difficult to raise additional equity capital if it should be needed for the business of Global Brands while the warrants are outstanding.


CONVERTIBLE DEBENTURES


     In January, 1999 Global Brands sold $757,500 principal amount of convertible debentures. The convertible debentures bear interest at a rate of 12% per annum, payable annually. The convertible debentures mature in February, 2001. The holder of any convertible debenture has the right, exercisable at any time up to the maturity of the convertible debenture, at his option, to convert such convertible debenture at the principal amount thereof (or any portion thereof that is an integral multiple of $1,500) into shares of the common stock at a price of $1.50 per share (except that, in the event such convertible debenture shall be called for redemption, such right shall terminate on the close of business on the fifth day immediately preceding the redemption date). The debentures may be redeemed by Global Brands on at least 15 days notice at the option of Global Brands, in whole at any time or in part from time to time, at a price equal to 100% of the principal amount of the debentures being redeemed together with interest accrued thereon and unpaid from the later of the date of issue of such debentures or the last interest payment date to the redemption date.

INDEBTEDNESS


     As of February 29, 2000, after the conversion into common stock of all the indebtedness owed by us to Dr. Ferrante, Mr. Paul and Mr. Brescio, Global Brands had outstanding debt, notes and interest payable to stockholders in the aggregate amount of $325,005, all of such indebtedness is owed to A. Donald McCulloch, Jr. and Carolyn B. McCulloch, for loans and accrued interest made by such individuals to us in order to fund our operations. The two promissory notes evidencing such indebtedness to the McCullochs mature on the earlier to occur of
(i) December 31, 2000, (ii) ten days after the receipt of funds by Global Brands from an initial public offering, or (iii) the sale of all or substantially all of the assets of Global Brands. We intend to use a portion of the proceeds of this offering to repay such amount plus all accrued interest thereon. See "Use of Proceeds".


ANTI-TAKEOVER EFFECTS OF LAW AND CERTIFICATE OF INCORPORATION


     Following consummation of the offering, we will be subject to the business combination provisions of Section 203 of Delaware corporation law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder (in general, a stockholder owning 15% of a corporation's outstanding voting securities) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:


     * the transaction is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder;

     * upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     * on or after such date, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of such outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     Corporate Stock Transfer, Inc. has been appointed as transfer agent and registrar for the common stock.

LISTING


     We have applied for listing of the common stock on the Nasdaq SmallCap Market under the symbol "GLBR".


                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this offering, there has been no public market for the common stock or the warrants. We cannot predict the effect, if any, that sales of shares of the common stock to the public or the availability of shares for sale to the public will have on the market price of the common stock prevailing from time to time.



     Upon consummation of this offering, Global Brands will have 3,891,708 shares of common stock outstanding. Of the shares outstanding after this offering, the 1,300,000 shares of common stock sold in this offering and the 195,000 shares offered to the underwriters under the over-allotment option will be freely tradeable without restriction under the Securities Act of 1933, except that shares owned by an affiliate of Global Brands will be subject to the volume limitations of Rule 144 under the Securities Act of 1933. As defined in Rule 144, an affiliate of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.



     The remaining 2,396,708 shares, assuming exercise of the overallotment, of common stock will be restricted securities (as that phrase is defined in Rule
144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act. Substantially all of the holders of such shares of common stock have registration rights which entitle them under certain circumstances to register their shares for resale in the event Global Brands proposes to register additional shares of common stock in the future.



     Subject to the foregoing and to the lock-up agreements described below, under Rule 144 as currently in effect, a stockholder, including an affiliate, who has beneficially owned his or her restricted shares for at least one year from the date they were acquired from Global Brands or an affiliate of Global Brands may sell, within any three-month period, a number of such shares that does not exceed certain volume restrictions, provided that certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed from the date any restricted shares were acquired from Global Brands or an affiliate, a stockholder that is not an affiliate of Global Brands at the time of sale and that has not been an affiliate for at least three months prior to the sale is entitled to sell those shares without compliance with the requirements of Rule 144 set forth above. An affiliate of Global Brands, however, must comply with the volume restrictions and the other requirements referred to above.



     Except for the holders of 195,000 shares offered to the underwriter pursuant to the over-allotment option and the holders of the 1,300,000 shares offered to the public in this offering, the holders of substantially all other outstanding shares of common stock are subject to the underwriters' lockup restrictions. Pursuant to the lockup, the holders have agreed not to sell, transfer, hypothecate or convey, without the written consent of the underwriters, by registration or otherwise, their shares for a period of at least one year from the effective date of this prospectus. In addition, the holders have agreed not to sell, transfer, hypothecate or convey their shares for any longer period as may be required by NASDAQ. Any such stockholder may however transfer his or her stock in a transaction not involving a public offering including a transfer to a member of his family or in the event of death, by will or operation of law, provided that any such transferee shall agree, as a condition to such transfer, to be bound by such restrictions. If the 195,000 over-allotment shares are not purchased from shareholders by the underwriters, such shares will not be subject to the underwriters' lockup restrictions.


                                  UNDERWRITING


     Subject to the terms and conditions of the underwriting agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, the underwriters named below, acting through Somerset Financial Group, Inc. and Seaboard Securities, Inc. as representatives, have severally agreed to purchase from Global Brands, and Global Brands has agreed to sell, an aggregate of 1,300,000 shares of common stock. The underwriters' obligations to pay for and accept delivery of the shares of common stock are subject to certain conditions set forth in the underwriting agreement, including, but not limited to, satisfactory completion of due diligence, delivery of a comfort letter from Global Brands' auditors, receipt of an opinion of Global Brands' counsel and other closing conditions. The underwriters are committed to purchase all of the shares of common stock if any securities are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.


                                  UNDERWRITERS                             AMOUNT
          ------------------------------------------------------------    ---------
          Somerset Financial Group, Inc...............................
          Seaboard Securities, Inc....................................
                                                                          ---------
               Total..................................................    1,300,000
                                                                          ---------
                                                                          ---------

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, who are members of the NASD, at such price less an
underwriting discount of 10% of the public offering price, or $         per
share. The underwriting fee is equal to the difference between the initial public offering price and the amount paid by the underwriters for the shares of common stock in this offering. The underwriters may allow a concession of
$         per share to dealers that are members of the NASD. The underwriters may permit dealers to reallow to other dealers securities and receive a
reallowance of $         per share. Until completion of this offering, the
public offering price, the underwriting discount, concession and reallowances will not be changed.


     Global Brands has agreed to pay the underwriters a non-accountable expense allowance of 3% of the aggregate offering price of the securities sold in this offering (including any shares purchased pursuant to the over-allotment option), $15,000 of which has been paid.



     Global Brands has agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 in connection with this offering.



     Messrs. Ferrante, Paul and Brescio have granted to the underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to 195,000 additional shares of the common stock owned by them at the public offering price, less underwriting discounts and a pro rata portion of the non-accountable expense allowance. Specifically, Mr. Ferrante has granted an option to purchase 138,450 shares, Mr. Paul has granted an option to purchase 35,100 shares and Mr. Brescio has granted an option to purchase 21,450 shares to the underwriter. The underwriters may exercise this option solely to cover over-allotments, if any, made in the sale of the securities offered hereby. Generally, to the extent that this option is exercised, each underwriter will become obligated to purchase approximately the same percentage of such additional securities as the percentage of securities it was originally obligated to purchase as set forth above. If the underwriters exercise the over-allotment option in full, the total gross public offering price will be
$         , the total underwriting discounts will be $         and the total
proceeds to Global Brands and the selling security holders will be $         and
$         , respectively.



     Prior to this offering, there has been no public market for the common stock. Accordingly, the public offering price for the securities was determined by negotiation between Global Brands and the underwriters. Among the factors considered in determining the public offering price were the services, the experience of management, the economic conditions of Global Brands' industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to Global Brands and other relevant factors. There can be no assurance, however, that the prices at which the common stock and warrants will sell in the public market after this offering will not be lower than the price at which the shares of common stock and warrants are sold by the underwriters.



     The underwriting agreement also provides that Somerset Financial Group shall have the right to designate a non-voting advisor to the Board of Directors of Global Brands, which advisor shall be acceptable to Global Brands, for a period of two years after the effective date of this prospectus. Said designee shall attend meetings of the Board of Directors and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings. As of the date of this prospectus, no adviser has been designated.



     Global Brands has agreed to sell to the underwriters or their designees, for nominal consideration, the underwriter's common stock purchase warrants to purchase an aggregate of 130,000 shares of common stock at a price of $10.3125 per share. The shares of common stock will be identical to the shares of common stock offered to the public hereby in all respects. All of the underwriter's warrants will be exercisable for a four-year period commencing one year after the date of this prospectus. During the period beginning on the date of this prospectus and ending five years thereafter, Global Brands has agreed to maintain a current registration statement with respect to the underwriter's warrants and the underlying common stock. The underwriter's warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of securities that may be purchased upon the occurrence of certain specified events.



     Upon the closing of this offering, Global Brands shall enter into a financial consulting agreement with Somerset Financial Group pursuant to which Somerset Financial Group shall receive a consulting fee in an amount equal to two (2%) of the dollar amount of the securities sold in this offering (including securities sold pursuant to the over-allotment option, to the extent exercised), for consulting services which shall be rendered by Somerset Financial Group for a period of two (2) years from the date of this prospectus. Such consulting services shall include, but shall not be limited to, advising Global Brands in connection with possible acquisition opportunities, advising Global Brands regarding shareholder relations including the preparation of the annual report and other releases, assisting in long-term financial planning, and other financial assistance. Such consulting fee shall be paid in full in advance at each closing of this offering.



The underwriting agreement also provides that if Global Brands shall, within two
(2) years from the effective date of this prospectus, enter into any agreement or understanding with any person or entity exclusively introduced by Somerset Financial Group involving any of the following transactions which were originated exclusively by Somerset Financial Group:



     * the sale of all or substantially all of the assets of Global Brands,



     * the merger or consolidation of Global Brands (other than a merger or consolidation effected for the purpose of changing Global Brands' domicile) with another entity, or



     * the acquisition by Global Brands of the assets or stock of another business entity, which agreement or understanding is thereafter consummated, whether or not during such two (2) year period.



     Global Brands, upon such consummation, shall pay to Somerset Financial Group an amount equal to the following percentages of the consideration paid by Global Brands in connection with such transaction: 5% of the first $1,000,000, or portion thereof, of such consideration; 4% of the second $1,000,000, or portion thereof, of such consideration; and 3% of such consideration in excess of the first $2,000,000 of such consideration. The fees payable to Somerset Financial Group will be in the same form of consideration as that paid by or to Global Brands, as the case may be, in any such transactions.



     Until the distribution of securities in this offering is completed, the rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of maintaining the price of the securities. If the underwriters create a short position in the securities in connection with this offering, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. In addition, Somerset Financial Group may impose a penalty bid on certain underwriters and selling group members. This means that if Somerset Financial Group purchases shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, it may reclaim the amount of the selling concession from the underwriters and selling group members that sold those securities as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of that security. Neither Somerset Financial Group nor any of the underwriters makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither Somerset Financial Group nor any of the underwriters makes any representations that Somerset Financial Group or any such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS


     The validity of the issuance of the shares of common stock offered hereby will be passed upon for Global Brands by Lehman & Eilen LLP, Uniondale, New York. Lester Morse P.C., Great Neck, New York will pass upon legal matters for the Underwriters. Hank Gracin, Esq., partner of Lehman & Eilen, owns 1,005 shares of the common stock.


                                    EXPERTS


     The financial statements of Global Brands as of February 29, 2000 and for each of the two years in the period ended February 29, 2000 included in this Prospectus and in this Registration Statement have been included herein in reliance upon the report of Goldstein Golub Kessler LLP, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     Global Brands has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock and warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to Global Brands and the common stock and warrants offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the Registration Statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Global Brands, that file electronically with the Commission.


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)
                         INDEX TO FINANCIAL STATEMENTS


INDEPENDENT AUDITOR'S REPORT..................................................      F-2

FINANCIAL STATEMENTS:

  Balance Sheet...............................................................      F-3

  Statement of Operations.....................................................      F-4

  Statement of Stockholders' Deficiency ......................................      F-5

  Statement of Cash Flows ....................................................      F-6

  Notes to Financial Statements...............................................  F-7 - F-11

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders of
Global Brands, Inc.
(Formerly Swiss Natural Brands, Inc.)



We have audited the accompanying balance sheet of Global Brands, Inc. (formerly Swiss Natural Brands, Inc.), as of February 29, 2000, and the related statements of operations, stockholders' deficiency, and cash flows for each of the two years in the period ended February 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Brands, Inc. as of February 29, 2000, and the results of its operations and its cash flows for each of the two years in the period ended February 29, 2000 in conformity with generally accepted accounting principles.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York


April 7, 2000, except for the last sentence of the first paragraph of Note 1, as to which the date is April 12, 2000, and
Note 8 as to which the
date is May 22, 2000.

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)


                                 BALANCE SHEET

                                                                                  FEBRUARY 29,
                                                                                      2000
                                                                                  ------------
ASSETS
Current Assets:
  Cash and cash equivalents...................................................    $    115,143
  Accounts receivable, less allowance for doubtful accounts of $8,585.........         204,934
  Inventory...................................................................         573,048
  Other current assets........................................................          29,638
                                                                                  ------------
          TOTAL CURRENT ASSETS................................................         922,763
Property and Equipment, at cost, less accumulated depreciation and
  amortization of $112,227....................................................         180,975
Trademarks, less accumulated amortization of $37,511..........................           1,000
Debt Placement Fees, less accumulated amortization of $74,191.................          62,777
Deferred Offering Costs.......................................................         385,634
Deferred Income Tax Asset, Net................................................         --
                                                                                  ------------
          TOTAL ASSETS........................................................    $  1,553,149
                                                                                  ------------
                                                                                  ------------
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Bank loan payable...........................................................    $    250,000
  Account payable and accrued expenses........................................         803,179
  Convertible subordinated debentures.........................................         757,500
  Debt and interest payable--stockholder......................................         325,005
                                                                                  ------------
          TOTAL CURRENT LIABILITIES...........................................       2,135,684
Compensation Payable..........................................................         101,092
                                                                                  ------------
          TOTAL LIABILITIES...................................................       2,236,776
                                                                                  ------------
Commitments
Stockholders' Deficiency:
  Preferred stock -- Series A, $.01 par value; authorized 3,000,000 shares,
     issued and outstanding 1,206,000 shares..................................          12,060
  Common stock -- $.01 par value; authorized 20,000,000 shares, issued and
     outstanding 2,591,708 shares.............................................          25,917
  Additional paid-in capital..................................................       2,014,833
  Accumulated deficit.........................................................      (2,736,437)
                                                                                  ------------
          STOCKHOLDERS' DEFICIENCY............................................        (683,627)
                                                                                  ------------
          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY......................    $  1,553,149
                                                                                  ------------
                                                                                  ------------

                       See Notes to Financial Statements

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)


                            STATEMENT OF OPERATIONS

                                                                             YEAR ENDED
                                                                     ---------------------------
                                                                      FEBRUARY        FEBRUARY
                                                                         28,             29,
                                                                        1999            2000
                                                                     -----------     -----------
Net sales.........................................................   $ 3,005,872     $ 3,799,795
Cost of sales.....................................................     2,001,701       2,493,499
                                                                     -----------     -----------
Gross profit......................................................     1,004,171       1,306,296
                                                                     -----------     -----------
Expenses (Income):
     General and administrative...................................       842,231         890,155
     Selling and promotional......................................       502,652         449,746
     Product development..........................................        30,895           2,590
     Depreciation and amortization................................        28,826          40,189
     Interest expense.............................................        50,062         179,017
     Other........................................................       (11,079)        (93,389)
                                                                     -----------     -----------
       Total Expenses.............................................     1,443,587       1,468,308
                                                                     -----------     -----------
Net Loss..........................................................   $  (439,416)    $  (162,012)
                                                                     -----------     -----------
                                                                     -----------     -----------
Loss per common share -- basic....................................   $      (.12)    $      (.05)
                                                                     -----------     -----------
                                                                     -----------     -----------
Weighted-average number of common shares outstanding -- basic.....     3,797,708       2,993,708
                                                                     -----------     -----------
                                                                     -----------     -----------

                       See Notes to Financial Statements

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)


                     STATEMENT OF STOCKHOLDERS' DEFICIENCY


              YEARS ENDED FEBRUARY 28, 1999 AND FEBRUARY 29, 2000


                                   PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                 --------------------    ---------------------     PAID-IN     ACCUMULATED
                                  SHARES      AMOUNT       SHARES      AMOUNT      CAPITAL       DEFICIT        TOTAL
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at February 28, 1998...     --          --        3,797,708   $ 37,977   $1,919,833    $(2,135,009)  $  (177,199)
Forgiveness of debt and
  interest payable --
  stockholder..................     --          --           --          --          95,000        --             95,000
Net loss.......................     --          --           --          --          --          (439,416)      (439,416)
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at February 28, 1999...     --          --        3,797,708     37,977    2,014,833    (2,574,425)      (521,615)
Exchange of 1,206,000 common
  shares for 1,206,000
  preferred shares.............  1,206,000   $ 12,060    (1,206,000)   (12,060)      --            --            --
Net loss.......................     --          --           --          --          --          (162,012)      (162,012)
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
Balance at February 29, 2000...  1,206,000   $ 12,060     2,591,708   $ 25,917   $2,014,833    $(2,736,437)  $  (683,627)
                                 ---------   --------    ----------   --------   -----------   -----------   -----------
                                 ---------   --------    ----------   --------   -----------   -----------   -----------

                       See Notes to Financial Statements

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)


                            STATEMENT OF CASH FLOWS

                                                                              YEAR ENDED
                                                                      --------------------------
                                                                       FEBRUARY       FEBRUARY
                                                                          28,            29,
                                                                         1999           2000
                                                                      -----------    -----------
Cash flows from operating activities:
Net loss............................................................  $  (439,416)   $  (162,012)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.....................................       28,826         40,189
  Amortization of debt placement fees...............................        5,707         68,484
  Accrued interest..................................................       37,382         18,300
  Legal settlement..................................................      --             (82,069)
  Changes in operating assets and liabilities:
     (Increase) decrease in account receivable......................     (179,880)        22,104
     Increase in inventory..........................................     (118,819)      (240,439)
     Increase in other current assets...............................       (9,512)       (16,725)
     Decrease in other assets.......................................       16,093        --
     Increase (decrease) in accounts payable and accrued expenses...      319,465        (52,248)
                                                                      -----------    -----------
     NET CASH USED IN OPERATING ACTIVITIES..........................     (340,154)      (404,416)
                                                                      -----------    -----------
Cash used in investing activity -- purchases of property and
  equipment.........................................................      (38,737)      (141,660)
                                                                      -----------    -----------
Cash flows from financing activities:
  Proceeds from bank loan payable...................................      --             250,000
  Proceeds from issuance of convertible subordinated debentures.....      757,500        --
  Payment for debt placement fees...................................     (136,968)       --
  Deferred offering costs...........................................      --            (103,307)
  Payments of notes payable -- stockholders.........................      (75,000)       (16,203)
                                                                      -----------    -----------
     NET CASH PROVIDED BY FINANCING ACTIVITIES......................      545,532        130,490
                                                                      -----------    -----------
Net increase (decrease) in cash and cash equivalents................      166,641       (415,586)
Cash and cash equivalents at beginning of year......................      364,088        530,729
                                                                      -----------    -----------
Cash and cash equivalents at end of year............................  $   530,729    $   115,143
                                                                      -----------    -----------
                                                                      -----------    -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Income taxes...................................................  $     1,150    $       380
                                                                      -----------    -----------
                                                                      -----------    -----------
     Interest to stockholders.......................................  $       -0-    $    99,383
                                                                      -----------    -----------
                                                                      -----------    -----------
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Forgiveness of debt and interest payable -- stockholder...........  $    95,000    $       -0-
                                                                      -----------    -----------
                                                                      -----------    -----------
  Deferred offering costs...........................................  $       -0-    $   282,327
                                                                      -----------    -----------
                                                                      -----------    -----------

                       See Notes to Financial Statements

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)
                         NOTES TO FINANCIAL STATEMENTS


1. PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF
   SIGNIFICANT ACCOUNTING POLICIES:


Global Brands, Inc. (formerly Swiss Natural Brands, Inc.) (the "Company") was incorporated on April 22, 1993 in the State of Delaware. The Company's principal business activity involves the production and sale of refreshment drinks (the "Product"). Effective April 12, 2000, the Company changed its name from Swiss Natural Brands, Inc. to Global Brands, Inc.



The Company uses one independent outside bottler to handle all of its production needs. The Company sells the Product directly to independent distributors who in turn distribute the Product to the outside market, primarily in the New York, New Jersey and Connecticut Tri-State Area. The Company also supplies the Product under a private label program to a nationally franchised restaurant chain comprised of approximately 750 restaurants. For the year ended February 28, 1999, 81% of the Company's sales were to one customer. For the year ended February 29, 2000, 69% and 12% of the Company's sales were to two customers.



Inventory is stated at the lower of cost, determined by the first-in, first-out method, or market.



Depreciation of property and equipment is being provided for by the straight-line method over the estimated useful lives of the assets.



Trademarks are being amortized by the straight-line method over a period of 60 months.



Cash equivalents consist of a money market account.



The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.



Sales are recorded as the Product is shipped. The Company does not enter into consigned merchandise agreements and returns and allowances are allowed on a case-by-case basis. Those allowances are not material to the financial statements and are included as an adjustment to sales.



Costs incurred for advertising are expensed as incurred and included in selling and promotional expenses in the accompanying statement of operations. Advertising expenses amounted to $11,792 and $3,885 for the years ended February 28, 1999 and February 29, 2000, respectively.



Deferred offering costs represent costs attributable to a proposed initial public offering (the "IPO"). The Company intends to offset these costs against the proceeds from this transaction. In the event that such offering is not completed, these costs will be charged to operations.



The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.



Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year. Shares to be issued upon the conversion of the subordinated debentures, preferred stock and warrants are not included in the computation of loss per share for the years ended February 28, 1999 and February 29, 2000, respectively, as their effect is antidilutive.



Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.



On October 1, 1999 the Board of Directors authorized a 1.5-for-1 (67%) reverse stock split of the Company's issued and outstanding common and preferred stocks. All references to number of shares and per share amounts have been restated to reflect the reverse stock split.

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)
                         NOTES TO FINANCIAL STATEMENTS



For comparability certain February 28, 1999 amounts have been reclassified, when appropriate, to conform to the financial statement presentation used at February 29, 2000.


2. INVENTORY:

Inventory consists of the following:

                                                                                   FEBRUARY 29,
                                                                                      2000
                                                                                   ------------
Raw materials..................................................................      $125,845
Finished goods.................................................................       447,203
                                                                                     --------
                                                                                     $573,048
                                                                                     --------
                                                                                     --------


Included in cost of sales in the accompanying financial statements for the year ended February 29, 2000 is $78,677 relating to the write-off of inventory that became unsaleable.


3. PROPERTY AND EQUIPMENT:

Property and equipment, at cost, consists of the following:

                                                                   FEBRUARY 29,         ESTIMATED
                                                                      2000              USEFUL LIFE
                                                                   ------------         ------------
Machinery and equipment.........................................     $247,303              5 years
Office equipment................................................       29,672              5 years
Leasehold improvements..........................................       10,185              5 years
Furniture and fixtures..........................................        6,042              5 years
                                                                     --------             --------
                                                                      293,202
Less accumulated depreciation and amortization..................      112,227
                                                                     --------
                                                                     $180,975
                                                                     --------
                                                                     --------




4. BANK LOAN PAYABLE:



On January 11, 2000, the Company entered into a demand promissory note with a bank whereby the Company may borrow up to $300,000. The outstanding balance is due June 30, 2000. Interest is payable monthly at the bank's prime rate plus 1/2% (9.25% at February 29, 2000). The bank loan payable is collateralized by all of the Company's assets. As of February 29, 2000, the Company has borrowed $250,000 against this demand promissory note.





5. PRIVATE PLACEMENTS:



On January 29, 1999, the Company issued convertible subordinated debentures (the "Debentures"), in the amount of $757,500, that mature in February 2001. Interest is payable on the principal amount at 12% per annum, payable in arrears, on the last day of each calendar year. The Debentures may be redeemed, at the option of the Company, in whole or part at anytime, at a price equal to the principal amount plus any unpaid accrued interest. The holders of the Debentures may convert the principal amount into common stock of the Company, at any time prior to maturity or redemption, at a price of $1.50 per share. In connection with the issuance of these Debentures, the Company incurred debt placement fees of $136,968 which are being amortized on the straight-line basis over the term of the Debentures. For the years ended February 28, 1999 and February 29, 2000, $5,707 and $68,484,

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)
                         NOTES TO FINANCIAL STATEMENTS


respectively, of amortization was recorded as interest expense in the accompanying statement of operations. The payment of the Debentures is subordinated to any bank, financial institution engaged in lending money, insurance company or similar institution.





6. DEBT AND INTEREST PAYABLE--STOCKHOLDER:



As of February 10, 1999, the Company owed a stockholder $491,955 which was evidenced by one promissory note (the "Promissory Note") and one demand note (the "Demand Note"). The Company owed the stockholder the principal amount of $300,000 plus accrued interest under the terms of the Promissory Note and the principal amount of $22,500 plus accrued interest under the terms of the Demand Note. Both notes provided that the principal amounts accrued interest at a rate of 12% per annum. The Company used $75,000 from the January 1999 private placement (see Note 5) to pay $22,500 and retire the entire principal amount owed under the Demand Note as well as $52,500 to pay a portion of the outstanding principal balance owed under the Promissory Note. In addition, the stockholder forgave $95,000 of the outstanding principal balance owed under the Promissory Note (which was credited to additional paid-in capital for the year ended February 28, 1999). In order to evidence such payments, the debt forgiveness, and the remaining principal on the Promissory Note and interest on both notes, the Company replaced the Promissory Note with two substitute notes (the "Substitute Promissory Notes") which together evidence the aggregate outstanding principal balance on the Promissory Note and accrued and unpaid interest on both notes. The first Substitute Note, in the amount of $152,500, represents the unpaid principal from the Promissory Note and accrues interest at 12% per annum. The second Substitute Note, in the amount of $169,455, represents the accrued and unpaid interest on the Promissory Note and the Demand Note, and bears no interest. The Substitute Notes were due the earlier of February 10, 2000 or as defined in the note agreements. On February 10, 2000, the due date of the substitute notes was extended to December 31, 2000 or as defined in the extended note agreement.





7. COMPENSATION PAYABLE:



For the year ended February 28, 1997 and prior, a former employee/stockholder of the Company has not been paid his entire salary. The Company has accrued compensation payable, in the amount of $101,092. The Company has an informal agreement whereby this individual has agreed not to demand repayment before one year from the date of the financial statements.





8. PREFERRED STOCK:



In August 1999, effective as of June 30, 1999, several major stockholders exchanged 1,206,000 shares of common stock for the same amount of Series A Preferred Stock (the "Preferred Stock"). The Preferred Stock is nonredeemable, assignable and carries rights to vote with the common stock on a one-vote-per-share basis. The Preferred Stock will, upon liquidation, participate pari passu with the common stock on an "as converted" basis. The holders of the Preferred Stock were entitled to receive a quarterly cumulative dividend of $.02 per share commencing on March 1, 2000, with the first dividend payment being June 1, 2000. On May 22, 2000 the terms of the Preferred Stock were amended so that dividends on the Preferred Stock commence on March 1, 2001, with the first dividend payment being June 1, 2001. If the holders of the Preferred Stock do not receive their quarterly dividends on a timely basis, the amount of such dividends shall accrue and be paid in full prior to the payment of any common stock dividends. The Preferred Stock is convertible into common stock at the option of the holder at any time if the Company meets certain earnings levels and other criteria, as defined in the agreement, or at the earlier of two years after the date of the IPO or June 30, 2000 if the IPO, including the over-allotment, is not completed.

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)
                         NOTES TO FINANCIAL STATEMENTS





9. COMMON STOCK:



The board of directors of the Company has increased the number of authorized shares of common stock from 7,500,000 to 20,000,000 shares.





10. WARRANTS:



The Company has 165,267 warrants outstanding to purchase an equal amount of the Company's common stock at an exercise price of $2.24 per share. These warrants are exercisable at the earlier of June 14, 2002, subject to antidilution provisions, or 10 days after the date on which the Company mails to the warrantholders a copy of the preliminary prospectus included in a Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933.



11. STOCK OPTION PLAN:



All employees, officers, directors and consultants of the Company are eligible to participate in the Global Brands 1999 Stock Option Plan (the "Plan"). Under the Plan a total of 500,000 shares of common stock were authorized for issuance upon exercise of the options. No options have been granted under this Plan.



12. INTEREST EXPENSE:



Interest expense consists of the following:


                                                                  FEBRUARY 28,         FEBRUARY 29,
                                                                     1999                 2000
                                                                  ------------         ------------
Debentures.....................................................     $  6,973             $ 90,900
Stockholder....................................................       37,382               18,300
Amortization of debt placement fees............................        5,707               68,484
Bank loan......................................................       --                    1,333
                                                                    --------             --------
                                                                    $ 50,062             $179,017
                                                                    --------             --------
                                                                    --------             --------




13. INCOME TAXES:



At February 29, 2000, the Company had net operating loss carryforwards for both financial reporting and income tax purposes of approximately $2,350,000, which are available to offset future federal, state and local taxable income. These net operating loss carryforwards expire in periods subsequent to fiscal 2008. The carryforwards resulted in a deferred tax asset of approximately $595,000 at February 29, 2000 for which the Company has provided a full valuation allowance due to the uncertainty about future realization of this tax benefit. Utilization of the net operating loss carryforwards may be limited based upon the ownership changes relating to the IPO.



14. RELATED PARTY TRANSACTIONS:



Included in professional fees and costs associated with the private placements are legal fees paid to a relative of the President and Chief Financial Officer. For the years ended February 28, 1999 and February 29, 2000, these fees amounted to approximately $80,000 and $30,000, respectively. Of the $80,000 paid during the year ended February 28, 1999, $50,000 relates to the private placements and is included in debt placement fees on the balance sheet.



In addition, approximately $95,000 and $99,750 was paid to a stockholder for professional services rendered during the years ended February 28, 1999 and February 29, 2000, respectively.

                              GLOBAL BRANDS, INC.
                     (FORMERLY SWISS NATURAL BRANDS, INC.)
                         NOTES TO FINANCIAL STATEMENTS



The Company occupies office space that is owned by the principal stockholder. There were no amounts paid as rent expense for the years ended February 28, 1999 and February 29, 2000.





15. COMMITMENTS:



As of March 1, 1999, the Company entered into an employment agreement with a key employee and a consulting agreement with a stockholder, each for a three-year period ending February 28, 2002. The employment agreement includes base compensation of $168,000 per annum with additional benefits as defined in the agreement. The consulting agreement includes compensation of $99,750 per annum with additional benefits as defined in the agreement. Both agreements include a 10% increase in compensation during the second and third years.



On February 3, 2000, the Company as defendant and the plaintiff to a pending lawsuit signed a Stipulation of Discontinuing Action which was filed with the Clerk of Courts thereby settling the pending case. The Company has recorded $82,069 as other income in the accompanying statement of operations for the year ended February 29, 2000 to reflect the reversal of the accounts payable the Company had recorded for the amount due this vendor.



16. INITIAL PUBLIC OFFERING:



The Company is in the process of filing a registration statement on Form SB-2 under the Securities Act of 1933. The registration statement contemplates an offering of 1,300,000 shares of common stock at an offering price of $6.25.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until             , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     3
The Offering..........................     3
Summary of Financial Data.............     4
Risk Factors..........................     6
Forward Looking Statements............     9
Use of Proceeds.......................     9
Dividend Policy.......................    10
Capitalization........................    10
Dilution..............................    11
Management's discussion and analysis
  of financial condition and results
  of operations.......................    11
Business..............................    12
Management............................    18
Global Brands 1999 Stock Option
  Plan................................    21
Certain Transactions..................    22
Principal Stockholders................    23
Description of Capital Stock..........    25
Shares eligible for future sale.......    28
Underwriting..........................    29
Legal Matters.........................    32
Experts...............................    32
Additional Information................    32

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                                     [LOGO]
                              GLOBAL BRANDS, INC.



                              1,300,000 SHARES OF
                                  COMMON STOCK


                            ------------------------
                                   PROSPECTUS
                            ------------------------

                         SOMERSET FINANCIAL GROUP, INC.
                           SEABOARD SECURITIES, INC.
                                         , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated certificate of incorporation and by-laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(a)(7) of the GCL, the certificate of incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7) of the GCL.

     The Registrant has entered into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.19, to which reference is hereby made.

     Reference is made to Section 9 of the underwriting agreement (Exhibit 1.1) which provides for indemnification by the underwriter of the Registrant, its officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the estimated expenses (other than underwriting discounts, consulting fees and the underwriters 3% non-accountable expense allowance) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC and NASD filing fees, all expenses have been estimated and are subject to future contingencies.


    SEC registration.....................................................    $  2,970
    NASD fee.............................................................       2,238
    Nasdaq Listing Fees..................................................       5,000
    Legal fees and expenses..............................................     125,000
    Printing and engraving expenses......................................     100,000
    Accounting fees and expenses.........................................     150,000
    Blue sky fees and expenses...........................................      50,000
    Miscellaneous........................................................       5,417
                                                                             --------
    Total................................................................    $440,625
                                                                             --------
                                                                             --------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since June 30, 1996, the Registrant has issued unregistered securities in the transactions described below:

     In February and April, 1997, the Registrant completed a private placement offering pursuant to which it issued 437,599 and 141,996 shares respectively, of common stock to investors. The offering raised an aggregate of approximately $1,300,000 from such investors. The Registrant issued the common stock pursuant to the provisions of Rule 506 promulgated under the Securities Act of 1933, as amended and filed a Report on Form D in connection therewith. Winchester Investment Securities, Inc. acted as the placement agent for such offering and received a placement fee of 10% in connection with such offering. Winchester, its designees and certain consultants also received 85,302 shares of common stock in connection with such offering.

     In February, 1998, Dr. Ferrante, Mr. Paul and Mr. Brescio canceled all indebtedness owed to them by the Registrant, including all indebtedness for compensation owed to them by the Registrant, in exchange for shares of common stock. At that time, the Registrant owed $601,737, $152,819 and $93,419 to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. Accordingly, in exchange for the cancellation of indebtedness, the Registrant issued 353,653, 89,815 and 54,904 additional shares of its common stock to Dr. Ferrante, Mr. Paul and Mr. Brescio, respectively. The Registrant issued the shares in a cashless exchange pursuant to the exemption afforded by Section 3(a)9 of the Securities Act, as amended.

     In January, 1999 the Registrant issued $757,500 principal amount of convertible debentures. The convertible debentures bear interest at a rate of 12% per annum, payable annually. The convertible debentures mature in February, 2001. The holder of any convertible debenture has the right, exercisable at any time up to the maturity of the convertible debenture, at his option, to convert such convertible debenture at the principal amount thereof (or any portion thereof that is an integral multiple of $1,500) into shares of the common stock at a price of $1.50 per share (except that, in the event such convertible debenture shall be called for redemption, such right shall terminate on the close of business on the fifth day immediately preceding the redemption date). The Registrant issued the convertible debentures pursuant to the provisions of Rule 506 promulgated under the Securities Act of 1933, as amended, and filed a Report on Form D in connection therewith. Comprehensive Capital Corporation acted as the placement agent for such offering and received placement fees of $136,968 in connection with such offering.

     As of June 30, 1999 the Registrant issued 1,206,000 shares of the Series A Preferred Stock to Messrs. Ferrante, Paul and Brescio in exchange for the delivery to the Registrant by such persons of 1,206,000 shares of common stock held by them. The Registrant issued the Preferred Stock in a cashless exchange pursuant to the exemption afforded by Section 3(a)9 of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

        *1.1     --Revised Form of Underwriting Agreement.
        *1.2     --Revised Agreement Among Underwriters.
        *1.3     --Revised Selected Dealer Agreement.
       **3.1     --Amended and Restated Certificate of Incorporation of the Registrant
       **3.2     --Amended and Restated By-Laws of the Registrant.
       **3.3     --Certificate of Designations for Series A Preferred Stock.
       **3.4     --Certificate of Amendment of Certificate of Incorporation of the Registrant.
       **3.5     --Amendment to Certificate of Designations for Series A Preferred Stock.
        *3.6     --Certificate of Amendment of Certificate of Incorporation of the Registrant.
        *3.7     --Amendment to Certificate of Designations for Series A Preferred Stock.
        *3.8     --Amendment to Certificate of Designations for Series A Preferred Stock.
       **4.1     --Specimen Certificate for Registrant's Common Stock
        *4.2     --Revised Form of Underwriter's Stock Warrant
       **4.3     --Form of Convertible Subordinated Debenture
       **5.1     --Opinion of Lehman & Eilen LLP
      **10.1     --1999 Stock Option Plan of Registrant.
      **10.2     --Employment Agreement dated as of March 1, 1999, as amended, between
                      Registrant and Ralph M. Ferrante
      **10.3     --Consulting Agreement dated as of March 1, 1999, as amended, between
                      Registrant and Herbert M. Paul
      **10.4     --Amended Agreement dated as of February 10, 1999 among the Registrant, A.
                      Donald McCulloch, Jr., Carolyn B. McCulloch, Ralph M. Ferrante and
                      Herbert M. Paul.
      **10.5     --Promissory Note dated February 10, 1999 in the principal amount of $152,500 made by the Registrant in favor of A. Donald McCulloch, Jr. and Carolyn
                      B. McCulloch.

      **10.6     --Promissory Note dated February 10, 1999 in the principal amount of $169,455 made by the Registrant in favor of A. Donald McCulloch, Jr. and Carolyn
                      B. McCulloch.
      **10.7     --Glass Supply Agreement between the Registrant and Consumers Packaging Inc., as amended.
      **10.8     --Agreement of Confidentiality dated January 11, 1995 between the Registrant and Consumers Glass Company.
      **10.9     --Agreement dated August 7, 1997 between the Registrant and Comax
                      Manufacturing Corporation.
     **10.10     --Confidentiality Agreement dated November 6, 1998 between the Registrant and
                      Comax Manufacturing Corporation.
     **10.11     --Agreement dated October 31, 1997 by and between the Registrant and Ritter/
                      Sysco Foods, Inc.
     **10.12     --Hold Harmless Agreement and Guaranty/Warranty of Product dated February 7,
                      1997 between the Registrant and Sysco Corporation.
     **10.13     --Agreement dated January 30, 1998 between the Registrant and Sbarro, Inc.
     **10.14     --Beverage Supply Agreement dated March 29, 1999 between the Registrant and
                      Dunkin' Donuts MidAtlantic DCP, Inc.
     **10.15     --Agency Agreement dated May 5, 1998 between the Registrant and Bentonville
                      Associates Ventures, LLC, as amended.
     **10.16     --Vendor Agreement between the Registrant and Wal-Mart Stores.
      *10.17     --Revised Form of Financial Consulting Agreement between the Registrant and the Underwriter.
     **10.18     --Form of Indemnification Agreement between the Registrant and each officer and director of the Registrant.
     **10.19     --Agreement dated September 22, 1999 between the Registrant and Cartaret
                      Packaging, Inc.
     **10.20     --Agreement dated as of December 1, 1998 among the Registrant, A. Donald
                      McCulloch, Jr., Carolyn B. McCulloch, Ralph M. Ferrante and Herbert M.
                      Paul.
     **10.21     --Amendment to Agreement dated as of December 1, 1998 among Registrant, A.
                      Donald McCulloch, Jr., Carolyn B. McCulloch, Ralph M. Ferrante and
                      Herbert M. Paul.
       *23.1     --Consent of Goldstein Golub Kessler LLP
      **23.2     --Consent of Lehman & Eilen LLP (contained in opinion of counsel set forth as
                      Exhibit 5).
      **24.1     --Power of Attorney.
      **27       --Financial Data Schedule.

------------------

 * Filed herewith.
** Previously filed.

ITEM 28. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes that it will:

          (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

        Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

     (2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes that it will:

     (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     (b) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, whereunto duly authorized, in the City of Upper Grandview, State of New York on the 23rd day of May, 2000.





GLOBAL BRANDS, INC.


                                          By:  /s/ Ralph M. Ferrante
                                             ___________________________________
                                             Ralph M. Ferrante
                                             Chairman of the Board and
                                             Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates stated.

               SIGNATURE                              TITLE                        DATE
----------------------------------------   ----------------------------   ----------------------

         /s/ RALPH M. FERRANTE             Chairman of the Board, Chief        May 23, 2000
----------------------------------------     Executive Officer and
           Ralph M. Ferrante                 Secretary

            /s/ HERBERT PAUL               President, Chief Financial          May 23, 2000
----------------------------------------     Officer, (Principal
              Herbert Paul                   Financial Officer
                                             Principal Account Officer)
                                             Assistant Secretary and
                                             Director

          /s/ JAMES P. MCCANN              Director                            May 23, 2000
----------------------------------------
            James P. McCann